EXHIBIT (a)(1)(A)

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                           EUROWEB INTERNATIONAL CORP.

                                       at

                               $2.25 net per share

                                       by


                           EVEREST ACQUISITION CORP.,

                          a wholly owned subsidiary of

                                 PANSOURCE B.V.,

             which is in turn an indirect wholly owned subsidiary of

                              KONINKLIJKE KPN N.V.

       -------------------------------------------------------------------
       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MARCH 19, 2002, UNLESS THE OFFER IS EXTENDED
       -------------------------------------------------------------------

      THIS OFFER IS CONDITIONED ON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK OF EUROWEB INTERNATIONAL CORP. THAT REPRESENTS AT LEAST 90% OF THE TOTAL NUMBER OF OUTSTANDING EUROWEB INTERNATIONAL CORP. SHARES ON A FULLY DILUTED BASIS. KONINKLIJKE KPN N.V. CURRENTLY HOLDS THROUGH ITS WHOLLY OWNED SUBSIDIARY KPN TELECOM B.V. APPROXIMATELY 52.8% OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF EUROWEB INTERNATIONAL CORP. COMMON STOCK. KONINKLIJKE KPN N.V. CURRENTLY INTENDS TO TENDER THESE SHARES INTO THE OFFER. EVEREST ACQUISITION CORP. WILL NOT WAIVE THIS MINIMUM CONDITION IF THE EFFECT OF SUCH WAIVER WOULD PERMIT US TO PURCHASE LESS THAN A MAJORITY OF THE OUTSTANDING EUROWEB INTERNATIONAL CORP. SHARES THAT KONINKLIJKE KPN N.V. DOES NOT ALREADY OWN.

                                ---------------

      THIS OFFER IS ALSO CONDITIONED UPON, AMONG OTHER THINGS, NO CHANGE (OR ANY CONDITION, EVENT OR DEVELOPMENT INVOLVING A PROSPECTIVE CHANGE) OCCURRING OR HAVING BEEN THREATENED IN THE BUSINESS, PROPERTIES, ASSETS, LIABILITIES, CAPITALIZATION, STOCKHOLDERS' EQUITY, CONDITION (FINANCIAL OR OTHERWISE), OPERATIONS, PROSPECTS, LICENSES, FRANCHISES, PERMITS, PERMIT APPLICATIONS, RESULTS OF OPERATIONS OR OTHER ELEMENTS OF THE BUSINESS OF EUROWEB INTERNATIONAL CORP. OR ANY OF ITS SUBSIDIARIES THAT, IN THE SOLE JUDGMENT OF EVEREST ACQUISITION CORP., IS OR MAY BE MATERIALLY ADVERSE, AND EVEREST ACQUISITION CORP. NOT HAVING BECOME AWARE OF ANY FACT THAT, IN THE SOLE JUDGMENT OF EVEREST ACQUISITION CORP., HAS OR MAY HAVE MATERIAL ADVERSE SIGNIFICANCE WITH RESPECT TO EITHER THE VALUE OR LIQUIDITY OF EUROWEB INTERNATIONAL CORP. OR ANY OF ITS SUBSIDIARIES OR THE VALUE OF THE SHARES OF EUROWEB INTERNATIONAL CORP. TO EVEREST ACQUISITION CORP.

                                 ---------------

                     The Information Agent for the offer is:

                              D.F. King & Co., Inc.

February 20, 2002
                                                        (continued on next page)

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      EVEREST ACQUISITION CORP. RESERVES THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE TERMS OR CONDITIONS OF THE OFFER INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE. EVEREST ACQUISITION CORP. WILL NOT, HOWEVER, WAIVE THE MINIMUM CONDITION IF THE EFFECT OF SUCH WAIVER WOULD PERMIT US TO PURCHASE LESS THAN A MAJORITY OF THE OUTSTANDING EUROWEB INTERNATIONAL CORP. SHARES THAT KONINKLIJKE KPN N.V. DOES NOT ALREADY OWN.

                                 ---------------

                                    IMPORTANT

      If you desire to tender all or any portion of your shares of EuroWeb International Corp. common stock, you should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile copy) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy) and any other required documents to Mellon Investor Services LLC, our Depositary, and either deliver the certificates for your shares along with the Letter of Transmittal to the Depositary or tender your shares pursuant to the procedures for book-entry transfer set forth in Section 8 of this Offer to Purchase or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your shares.

      If you desire to tender shares and certificates evidencing your shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or if you cannot deliver all required documents to our Depositary prior to the expiration of our offer, you may tender your shares by following the procedures for guaranteed delivery set forth in Section 8 of this Offer to Purchase.

      Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

                                 ---------------

                                TABLE OF CONTENTS

                                                                          Page

SUMMARY TERM SHEET...........................................................i
INTRODUCTION.................................................................1
SPECIAL FACTORS..............................................................3
   1.      Background of the Offer; Contacts with EuroWeb....................3
   2.      Agreements with EuroWeb and Affiliates............................9
   3.      Fairness of the Offer............................................12
   4.      Financial Projections and Other Information......................14
   5.      Purpose and Structure of the Offer; Plans for EuroWeb............18
THE TENDER OFFER............................................................21
   6.      Terms of the Offer...............................................21
   7.      Acceptance for Payment and Payment...............................23
   8.      Procedures for Accepting the Offer and Tendering Shares..........24
   9.      Withdrawal Rights................................................27
   10.     Information Concerning EuroWeb...................................28
   11.     United States Federal Income Tax Considerations..................29
   12.     Price Range of the Shares........................................30
   13.     Information Concerning Everest Acquisition, Pansource and KPN....31
   14.     Merger; Appraisal Rights; Rule 13e-3.............................32
   15.     Source and Amount of Funds.......................................34
   16.     Dividends and Distributions......................................34
   17.     Conditions to the Offer..........................................34
   18.     Legal Matters....................................................38
   19.     Fees and Expenses................................................40
   20.     Miscellaneous....................................................40
SCHEDULE I
SCHEDULE II

                               SUMMARY TERM SHEET

      This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, and the information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. We urge you to read carefully the entire Offer to Purchase and related Letter of Transmittal before making any decision regarding whether to tender your shares.

o Everest Acquisition Corp. is proposing to acquire all of the outstanding shares of EuroWeb International Corp. common stock at a price of $2.25 per share. This represents a premium of approximately 39.8% over the February 19, 2002 closing price of $1.61 and a 43.3% premium over the average closing price for the 30 trading days prior to and including February 19, 2002. See Section 6 for a description of the terms of the offer.

o Everest Acquisition is a wholly owned subsidiary of Pansource B.V., which is in turn an indirect wholly owned subsidiary of Koninklijke KPN N.V. KPN currently holds through its wholly owned subsidiary KPN Telecom B.V. the entire interest in Pansource, and approximately 52.8% of the total number of outstanding shares of EuroWeb common stock. KPN currently intends to tender these shares into the offer.

o This is a "going private" transaction. If the tender offer is completed, we intend to cause EuroWeb to merge with Everest Acquisition or an affiliate of Everest Acquisition and as a result:

      - Pansource will own all of the equity interest in EuroWeb;

      - you will no longer have any interest in EuroWeb's assets or future earnings or growth;

      - EuroWeb will no longer be a public company; and

      - EuroWeb common stock will no longer trade on The Nasdaq SmallCap Market.

      See Section 5.

o The tender offer has been commenced without obtaining the prior approval of EuroWeb's board of directors.

o The tender offer is conditioned on there being validly tendered and not withdrawn prior to the expiration date a number of shares of common stock of EuroWeb that represents at least 90% of the total number of outstanding EuroWeb shares on a fully diluted basis. We will not waive this condition if the effect of the waiver would be to permit Everest Acquisition to purchase less than a majority of the outstanding EuroWeb shares that KPN does not already own. See Section 17.

Who is offering to purchase my shares of common stock of EuroWeb?

      Everest Acquisition, a Delaware corporation formed by Pansource for the purpose of making this offer, is offering to purchase your EuroWeb shares. Everest Acquisition is a wholly owned subsidiary of Pansource. Pansource, in turn, is a wholly owned indirect subsidiary of KPN. KPN currently intends to tender into the offer its EuroWeb shares, which it holds through its wholly owned subsidiary KPN Telecom, and which constitute approximately 52.8% of the outstanding EuroWeb shares. See Section 13.

How many shares is Everest Acquisition seeking to purchase, and at what price?

      Everest Acquisition is offering to purchase all the outstanding shares of EuroWeb common stock at a price of $2.25 per share, net to the seller, in cash, without interest.

Will I have to pay any fees or commissions?

      If you are the record owner of your shares and you tender shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, bank or other custodian, and that institution tenders your shares on your behalf, your broker, bank or other custodian may charge you a fee for doing so. You should consult your broker, bank or other custodian to determine whether any charges will apply.

Does Everest Acquisition have the financial resources to pay for the shares?

      Yes. KPN will assure that Everest Acquisition has the financial resources to fund the offer described in this document with intercompany borrowings. See the Introduction and Section 15 of this document for more information about how Everest Acquisition will finance the offer.

Is Everest Acquisition's financial condition relevant to my decision whether or not to tender into the offer?

      No. Because

      o     the offer is being made for all outstanding shares,

      o     the form of payment consists solely of cash, and

      o     the offer is not conditioned on an ability to obtain financing,

we do not believe Everest Acquisition's financial condition is relevant to your decision whether to tender in this tender offer.

How long do I have to decide whether to tender into this offer?

      You will have until 5:00 p.m. New York City time on Tuesday, March 19, 2002 to tender your EuroWeb shares. In addition, if we decide to include a subsequent offering period or periods in this offer as described below, you will have an additional opportunity to tender your EuroWeb shares. Please be aware that if your shares are held by a broker, bank or other custodian, they may require advance notification before the expiration date.

Can the offer be extended?

      Everest Acquisition may extend the offer on one or more occasions, but it has no obligation to do so. See Section 6.

How will I be notified if the offer is extended?

      If we extend the offer, we will inform Mellon Investor Services LLC, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m. New York City time, on the business day after the day on which the offer was scheduled to expire. See Section 6.

Will there be a subsequent offering period?

      Following the satisfaction of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the offering period, Everest Acquisition may elect to provide a subsequent offering period of at least three business days, during which time stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We are not permitted under U.S. Federal securities laws to provide a subsequent offering period of more than 20 business days. See Sections 6 and 9 of this document for more information concerning any subsequent offering period.

What is the difference between an extension of the offer and a subsequent offering period?

      If the offer is extended, no shares will be accepted or paid for until the extension expires, and you will be able to withdraw your shares until then. A subsequent offering period, if there is one, will occur after Everest Acquisition has accepted, and become obligated to pay for, all the shares that are properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. Shares that are properly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn.

Why is Everest Acquisition making this offer?

      Everest Acquisition is making this offer so that Pansource can acquire the entire outstanding equity interest in EuroWeb and take EuroWeb private.

Will there be a merger following the closing of the offer?

      If following the offer Everest Acquisition owns at least 90% of the outstanding EuroWeb shares, Everest Acquisition intends, but is not obligated, to consummate a short-form merger of Everest Acquisition, or an affiliate of Everest Acquisition, with EuroWeb as soon as possible. This would not require the approval of EuroWeb's board of directors. In the merger, all shares of EuroWeb that were not purchased in the offer (other than shares held by EuroWeb in treasury, or shares that are held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) would be converted into the right to receive an amount in cash per EuroWeb share equal to the highest price per share paid pursuant to the offer, and EuroWeb stockholders would have appraisal rights. See Section 14. However, stockholders who sell their shares in the offer will, if the offer is completed, receive cash for their shares sooner than stockholders who wait for the merger. It is our current expectation that Everest Acquisition would be the surviving entity in any merger.

Is this a first step in a going-private transaction?

      Yes.

What does the board of directors of EuroWeb think of this offer?

      We did not seek the approval of the EuroWeb board of directors before making the offer. EuroWeb's board of directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. However, within 10 business days after the date of this Offer to Purchase, EuroWeb is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

Why isn't Everest Acquisition seeking approval of its offer from EuroWeb's board of directors?

      Everest Acquisition wants to complete this going-private transaction as soon as possible, and at the lowest possible cost, and believes that making a tender offer directly to EuroWeb's stockholders will be significantly faster and would result in lower transaction expenses than making a proposal for consideration by EuroWeb's independent directors and negotiating a merger agreement with those directors. Everest Acquisition is not seeking to negotiate with the EuroWeb board of directors with respect to the acquisition of EuroWeb.

If I decide not to tender, how will the offer affect my shares?
      If we consummate the offer, we intend to cause a merger to occur between EuroWeb and Everest Acquisition, or an affiliate of Everest Acquisition, in which your shares would be converted into the right to receive an amount in cash per EuroWeb share equal to the highest price per share paid pursuant to the offer. Even if a merger is not consummated, if we purchase any shares in the offer, the liquidity and market value of the remaining shares held by the public may be adversely affected. The remaining shares may also cease to be quoted on The Nasdaq SmallCap Market. Also, EuroWeb may no longer be required to make filings with the Securities and Exchange Commission or comply with the SEC's rules relating to publicly held companies.

What are the most significant conditions to the offer?

      It is a condition to the offer that there have been validly tendered and not withdrawn prior to the expiration of the offer a number of shares of common stock of EuroWeb that represents at least 90% of the total number of outstanding EuroWeb shares on a fully diluted basis. We will not waive this condition if the effect of the waiver would permit us to purchase less than a majority of the outstanding EuroWeb shares that KPN does not already own.

      The offer is also subject to a number of other conditions, including that a material adverse change has not occurred. See Section 17.

How do I accept the offer and tender my shares?

      If you hold the certificates for your shares of common stock, you can accept the offer by completing the Letter of Transmittal that was provided with this document and sending it, with your certificates and any other required documents, to the depositary at the address shown on the back cover of this document. If your broker holds your shares in "street name," to accept the offer you must instruct your broker to tender the shares on your behalf. In any case, the depositary must receive all required documents prior to 5:00 p.m., New York City time, on Tuesday, March 19, 2002, unless the offer is extended. If you cannot comply with these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See
Section 8 of this document for more information on the procedures for tendering your shares.

Until what time can I withdraw previously tendered shares?

      You can withdraw tendered shares at any time until this offer has expired. You will not have withdrawal rights during any subsequent offering period. See
Section 9.

How do I withdraw previously tendered shares?

      To withdraw shares you must deliver a written notice of withdrawal, or a facsimile of one, to the depositary at the address and telephone number listed on the back cover of this document. If you tendered shares by giving instructions to a broker, bank or other custodian, you must instruct that institution to arrange for the withdrawal of your shares. See Section 9.

Are appraisal rights available in the offer?

      Appraisal rights are not available in the offer. Following the offer, if any merger occurs, appraisal rights will be available to those stockholders who have not tendered their shares who comply with the applicable provisions of Delaware law. See Section 14.

What are the U.S. Federal income tax consequences to tendering stockholders?

      The receipt of cash in the offer in exchange for EuroWeb shares will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. The receipt of cash in any subsequent merger likewise will be a taxable transaction. You should consult your tax advisor about the particular tax effects the proposed transactions will have for you. See Section 11.

What is the market value of my shares as of a recent date?

      On February 19, 2002, the last trading day before commencement of the offer, the closing price per share of EuroWeb common stock on The Nasdaq SmallCap Market was $1.61. We advise you to obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 12.

Whom can I call with questions?

      D.F. King & Co., Inc. is acting as the information agent for the transaction, and can be reached as described on the back cover of this document.

                 EuroWeb International Corp. Corporate Structure


                      [CHART of EuroWeb International Corp.
                       Corporate Stucture APPEARS HERE]


                                       VI

To the stockholders of EuroWeb International Corp.:

                                  INTRODUCTION

     Everest Acquisition Corp. ("Everest Acquisition") hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share, of EuroWeb International Corp, a Delaware corporation ("EuroWeb"), at a price of $2.25 per share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, we refer to as the "Offer"). Please read Sections 1, 2, 10 and 13 for additional information concerning EuroWeb and Everest Acquisition.

     Tendering stockholders whose shares are registered in their own name who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of shares by Everest Acquisition pursuant to the Offer. Stockholders who hold their shares through a broker, bank or other custodian should check with that institution as to whether it will charge any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup U.S. Federal income tax withholding of 30% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. Everest Acquisition will pay all fees and expenses of Mellon Investor Services LLC, as Depositary, and D.F. King & Co., Inc., as Information Agent, incurred in connection with the Offer. See Section 19.

     The purpose of the Offer is to acquire all of the outstanding shares and take EuroWeb private. Everest Acquisition currently intends, as soon as possible upon consummation of the Offer, to cause a merger to occur between EuroWeb and Everest Acquisition or an affiliate of Everest Acquisition. In the merger each then outstanding share (other than shares held by EuroWeb in treasury, or, shares that are held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law), would be converted into the right to receive an amount in cash equal to the highest price per share paid pursuant to the Offer. See Section 14.

     The timing of the completion of the Offer will depend on a variety of factors and legal requirements, the actions of EuroWeb's board of directors, the number of shares, if any, acquired by Everest Acquisition pursuant to the Offer and whether the conditions to the Offer set forth in Section 17 have been satisfied or waived.

     None of Everest Acquisition, Pansource B.V. ("Pansource"), KPN Telecom B.V. ("KPN Telecom") or Koninklijke KPN N.V. ("KPN") has sought the approval of EuroWeb's board of directors for the Offer, because they believe that making the Offer directly to EuroWeb's stockholders will be significantly faster and would result in lower transaction expenses than making a proposal for consideration by EuroWeb's independent directors and negotiating a merger agreement with those directors. None of Everest Acquisition, Pansource, KPN Telecom, or KPN is seeking to negotiate with EuroWeb's board of directors with respect to the acquisition of EuroWeb.

     Consummation of the Offer is conditioned on there being validly tendered and not withdrawn prior to the expiration date a number of shares that represents at least 90% of the total number of outstanding shares on a fully diluted basis (the "Minimum Condition"). KPN currently holds through its wholly owned subsidiary KPN Telecom approximately 52.8% of the total number of outstanding shares. KPN currently intends to tender these shares into the Offer. Everest Acquisition will not waive the Minimum Condition if the effect of such waiver would permit Everest Acquisition to purchase less than a majority of the outstanding shares that KPN does not already own. Based on information given to KPN by EuroWeb, as of December 31, 2001, EuroWeb had 4,665,332 shares issued and outstanding and outstanding options and warrants (other than options held by KPN Telecom) to purchase 544,847 shares. For purposes of the Offer, "fully diluted basis" assumes that all outstanding stock options (other than options held by KPN Telecom) and warrants are currently exercisable. 90% of the shares outstanding on a fully diluted basis is 4,689,161 shares (i.e. 4,665,332 shares added to 544,847 shares equals 5,210,179 shares; 90% of 5,210,179 shares is 4,689,161 shares). As of the date of this Offer to Purchase, KPN Telecom holds 2,461,014 shares. Based on the foregoing and assuming no additional shares, or options, warrants or rights exercisable for, or securities convertible into, shares have been issued since December 31, 2001 (other than shares issued pursuant to the exercise of the stock options and warrants referred to above), if public stockholders tender 2,228,147 shares (i.e. 4,689,161 shares minus the 2,461,014 shares to be tendered by KPN Telecom) pursuant to the Offer, the Minimum Condition would be satisfied.

     The Offer is also conditioned upon, among other things, no change or (or any condition, event or development involving a prospective change) occurring or having been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, prospects, licenses, franchises, permits, permit applications, results of operations or other elements of the business of EuroWeb or any of its subsidiaries that, in the sole judgment of Everest Acquisition, is or may be materially adverse, and Everest Acquisition not having become aware of any fact that, in the sole judgment of Everest Acquisition, has or may have material adverse significance with respect to either the value or liquidity of EuroWeb or any of its subsidiaries or the value of the shares of EuroWeb to Everest Acquisition. See the other conditions described in Section 17.

      The Offer is not conditioned on Everest Acquisition's, Pansource's or KPN's obtaining financing. See Section 15.

      Everest Acquisition reserves the right, subject to the applicable rules and regulations of the Securities and Exchange Commission, to amend or waive any one or more of the terms or conditions of the Offer. Everest Acquisition will not, however, waive the Minimum Condition if the effect of such waiver would permit Everest Acquisition to purchase less than a majority of the outstanding EuroWeb shares that KPN does not already own. See Section 17.

     Certain U.S. Federal income tax consequences of the sale of shares pursuant to the Offer and the conversion of shares pursuant to any merger are described in Section 11.

     This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

                                 SPECIAL FACTORS

      1. Background of the Offer; Contacts with EuroWeb

Background; Reasons for the Offer

       EuroWeb has had a relationship with KPN, the leading Dutch telecommunications company, since November 1998 when EuroWeb sold a 51% ownership interest in its Hungarian Internet service provider ("ISP") subsidiary, EuroWeb Internet Szolgaltato Rt. ("EuroWeb Rt."), to PanTel Tavkozlesi es Kommunikacios Rt. ("PanTel"), a leading Hungarian business communications carrier and an indirect subsidiary of KPN. EuroWeb Rt. was attractive to PanTel because PanTel wished to find customers for its Internet backbone and leased line (dedicated telephone lines made available to a specific user or group) capacity in Hungary, and EuroWeb Rt. had access to a large share of the local business market for leased lines and Internet protocol traffic.

      For a number of years, KPN had retained a consultant to explore Eastern Europe for business opportunities. Until 2001, KPN had been aiming to establish a second home market in Eastern Europe. During this period, KPN made several other acquisitions in the region. At the time, KPN planned to build a backbone fiber-optic ring in Eastern Europe that would connect to the "EuroRings" pan-European fiber-optic network being constructed by KPN's affiliate, KPNQwest, and as a result KPN was interested in acquiring companies that could resell or make use of this capacity. In the fall of 1999, KPN's consultant approached Csaba Toro, a director of EuroWeb, to propose the acquisition by KPN of a stake in EuroWeb.

      KPN felt that the acquisition of an interest in EuroWeb would be an attractive investment that would support KPN's Internet backbone business. KPN believed that EuroWeb's management was highly motivated and knowledgeable about the emerging markets sector of the ISP business. At the time, KPN, through its subsidiaries, held an economic interest of approximately 62% of PanTel. PanTel in turn owned 51% of EuroWeb Rt. The other 49% of EuroWeb Rt. was held by EuroWeb. KPN believed the acquisition of an interest in EuroWeb would allow KPN to obtain effective management control over EuroWeb Rt., a strong and growing business ISP in the Eastern European region. KPN was also interested in EuroWeb's developing businesses outside of Hungary, and believed that the acquisition of EuroWeb would support its expansion plans in Eastern Europe.

      EuroWeb, for its part, saw advantages in selling a controlling stake to KPN. To implement EuroWeb's strategic plan of becoming an ISP consolidator for Eastern Europe, EuroWeb needed substantial capital to develop its business and make acquisitions. In the past, EuroWeb had been forced to issue new shares of its common stock either to raise cash to be used in its expansion or to deliver such shares as consideration for the acquisition of businesses. Often EuroWeb had been forced to issue shares of its common stock for such purposes at prices representing a discount from the market value of its common stock, resulting in dilution to its stockholders.

      In order to be able to continue to make acquisitions without resorting to continual dilution of the interests of its stockholders, EuroWeb determined that it needed to partner with a large, financially viable and technological leader in the business. In exploring various arrangements with such types of potential strategic partner-investors, EuroWeb determined that KPN, among all of the potential strategic partner-investors, was the only one that was willing to acquire less than all of EuroWeb's equity, thereby permitting existing EuroWeb stockholders to continue to participate in the equity ownership of EuroWeb.

      EuroWeb also believed that an acquisition of a controlling interest in EuroWeb by KPN would be favorable to EuroWeb because the presence of the KPN designees on the board of directors of EuroWeb would assist EuroWeb in establishing a better European identity and in developing acquisition prospects for EuroWeb. Furthermore, EuroWeb expected to benefit from KPN's investments in the telecommunications industry, especially in Eastern Europe. EuroWeb believed that these relationships would increase sales opportunities for EuroWeb's products and services in the European market and, with the assistance of KPN, facilitate the development of a client base for EuroWeb's products in Eastern Europe.

      On October 22, 1999, representatives of EuroWeb and KPN met to agree upon the terms of KPN's investment in EuroWeb. The parties agreed on a price in cash of $7.90 per share ($1.58 per share before giving effect to the one-for-five reverse stock split described below) for a number of newly issued shares that would represent 51% of the outstanding shares following the transaction and $6.90 per share ($1.38 per share on a pre-split basis) for any shares issued in the future pursuant to proportional purchase rights to be granted to KPN to enable it to maintain a 51% ownership position (KPN's interest is currently 52.8% as a result of stock buybacks by EuroWeb). The price of $7.90 per share ($1.58 per share on a pre-split basis) represented a premium of more than 14% over the closing price for EuroWeb shares on October 22, 1999.

      On February 11, 2000, EuroWeb stockholders approved the KPN investment. The shares were issued pursuant to, and subject to the terms and conditions of, a subscription agreement (the "Subscription Agreement") by and among EuroWeb, KPN Telecom (a wholly owned subsidiary of KPN) and Frank R. Cohen and Mr. Toro (two of the five members of EuroWeb's board of directors at the time) and an option agreement (the "Option Agreement") by and between KPN Telecom and EuroWeb that gave KPN the proportional purchase rights.

      In a letter dated February 15, 2000, EuroWeb confirmed to KPN Telecom the appointment of Andre Burg and Marten Pieters, designees of KPN, to EuroWeb's board of directors. In the letter, EuroWeb's board of directors also undertook to continue to nominate two nominees selected by KPN Telecom as directors of EuroWeb in the future.

      In April 2000, KPN purchased additional shares from PanTel, which increased its indirect interest in PanTel from 62% to 75.2%. KPN made this investment in order to increase its management control over PanTel, and to respond to PanTel's need for funding. This transaction was part of KPN's strategy to extend its interests in Eastern Europe.

      In the spring of 2000, conditions began to deteriorate rapidly in the telecommunications and Internet sector. EuroWeb shares, which were trading at less than $10.00 a share ($2.00 per share on a pre-split basis) in the fall of 1999, traded as high as $106.25 ($21.25 on a pre-split basis) for a brief time in January 2000 after the announcement of the KPN investment, before beginning a sharp and sustained decline over the course of the year 2000 to less than $5.00 per share ($1.00 per share on a pre-split basis) by year-end. In the spring of 2000, KPN decided to change its overall corporate strategy, choosing to discontinue investing in Eastern Europe and to concentrate on its core markets: the Netherlands, Belgium and Germany.

      By the summer of 2000, EuroWeb's board of directors believed that EuroWeb would need to integrate with an operator with access to a network in order to remain viable. In that context, the EuroWeb board began to consider an integration with PanTel (with whom it already had extensive commercial relationships as well as shared ownership of EuroWeb Rt.).

      In November 2000, as part of its reconsideration of its Eastern European strategy, KPN began to consider several alternative transaction structures for its Eastern European data/Internet protocol assets (EuroWeb, PanTel and an interest in Powszechna Agencija Informacyjna S.A. ("PAGI"), a Polish company that provides wireless telecommunications services). Given the then-current trends in the global equity capital markets (including a different market environment in the U.S.), KPN considered the possibility of PanTel acting as the consolidator in any restructuring, and seeking a local Hungarian listing with Global Depository Receipts.

      In a meeting of the board of directors of PanTel on November 7, 2000, the PanTel board, which was evaluating its options for cross-border expansion, considered a possible integration of EuroWeb and PanTel, and discussed how this might be structured, including in terms of shareholding, management and governance. In a meeting of the board of directors of PanTel held on December 14, 2000, the PanTel board discussed a "reverse acquisition" transaction structure in which EuroWeb would acquire PanTel for EuroWeb shares.

      In a meeting of the board of directors of EuroWeb on November 29, 2000, the EuroWeb board further discussed the possibility of a combination between EuroWeb and PanTel, and decided to move forward with the process, agreeing to prepare a preliminary draft of a letter of intent.

      In December 2000, a preliminary draft of a letter of intent was circulated among Magyar Allamvasutak Rt., the Hungarian state railway ("MAV"), and a 10.1% shareholder in PanTel, KFKI Szamitastechnikai Rt. ("KFKI"), a company specializing in computer systems development and information technology support services and a 14.7% indirect shareholder in PanTel, KPN and EuroWeb, which provided that the stockholders of PanTel and PAGI would contribute their shares in PanTel and PAGI, respectively, and receive in return a corresponding number of new EuroWeb shares on the basis of an exchange ratio to be determined in discussions that were expected to occur over the following month or two. The draft also contemplated that a listing for EuroWeb shares would be sought on a European exchange.

      In December 2000, KPN set up an internal project team and began looking for a financial advisor to aid it in considering its options in relation to EuroWeb.

      In January 2001, PanTel appointed EuroWeb's Managing Director, Mr. Toro, as its new Chief Operations Officer and Deputy CEO. Mr. Toro continued to serve in his capacity at EuroWeb as well. On February 15, 2002, Mr. Toro was elected CEO of PanTel.

      In February 2001, KPN decided that it would not support the proposed combination of EuroWeb, PanTel and PAGI, in large part because KPN considered the EuroWeb board's expectation of the relative valuation of EuroWeb to PanTel to be too high. In addition, some of the impetus for the transaction from PanTel's point of view was diminished when PanTel was able to secure a bank facility on February 26, 2001. Finally, some shareholders of PanTel were uncomfortable with the reporting requirements (including the creation of financial statements in accordance with U.S. generally accepted accounting principles) that would be imposed on PanTel if PanTel were combined with EuroWeb-a U.S. public company-and with the unfavorable market environment for European telecom and technology companies on Nasdaq.

      In late February 2001, KPN began working with European Privatization and Investment Corporation ("EPIC"), which KPN officially engaged on April 6, 2001, to represent KPN in exploring the possible sale of KPN's interest in the three entities comprising KPN's Eastern European Internet protocol and data operations: (1) KPN's interest in EuroWeb, (2) KPN's 75.2% indirect interest in PanTel (combined with the 14.7% indirect interest of KFKI for an aggregate 89.9% interest in PanTel), and (3) KPN's interest in PAGI. KPN preferred to dispose of its interests in these entities as a group, but was willing to consider bids for interest in the individual companies as well. In a press conference held on March 26, 2001, Paul Smits, then the Chief Executive Officer of KPN, publicly confirmed KPN's intention to focus on a smaller core of markets, reduce its debt and to explore the sale of its interests in a number of companies in non-core markets, including its interests in EuroWeb, PanTel and PAGI.

      In the spring of 2001, EPIC, KPN and EuroWeb prepared a data room and compiled an information memorandum and management presentation with respect to EuroWeb. KPN requested the cooperation of EuroWeb management in relation to the sale process. During presentations by EuroWeb's management to potential interested parties, representatives of EPIC and, on occasion, KPN were present. PanTel was not involved in the sale process in relation to EuroWeb.

      KPN hoped to effect the disposition of its stake in EuroWeb by the third quarter of 2001. Early in the process, however, it became clear that potential bidders had concerns about the costs associated with EuroWeb's Nasdaq listing and U.S. office, and the broad geographic reach involved. No bids were received for KPN's interests in the three entities, EuroWeb, PanTel and PAGI, as a group.

      As discussed above, EuroWeb shares were trading at less than $5.00 per share by the end of the year 2000 (i.e. less than $1.00 prior to the reverse stock split referred to below). On July 6, 2001, The Nasdaq Stock Market notified EuroWeb that its common stock had failed to maintain a minimum bid price of $1.00 during the preceding 30 consecutive trading days as required by The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(4). The notification gave EuroWeb 90 calendar days, or until October 4, 2001, to restore its compliance with this rule.

      EuroWeb had previously initiated a stock repurchase program in December 2000, which had failed to maintain EuroWeb's stock price above $5.00 per share ($1.00 per share on a pre-split basis). On August 1, 2001, EuroWeb announced that its board of directors had approved a one-for-five reverse stock split of its common stock. This was intended to raise the price level of the stock to avoid delisting from The Nasdaq SmallCap Market. The reverse split was subject to approval of EuroWeb's stockholders. On August 30, 2001, approximately 86.40% of EuroWeb's shares were voted to approve an amendment to EuroWeb's certificate of incorporation to effect the reverse stock split.

      On August 9, 2001, The Nasdaq Stock Market notified EuroWeb that it was not in compliance with The Nasdaq SmallCap Market's independent director and audit committee requirements under Marketplace Rule 4350. Nasdaq took the view that two of EuroWeb's audit committee members, Mr. Pieters and Rob van Vliet, did not qualify as independent directors because both were directly or indirectly employed by KPN, EuroWeb's controlling stockholder. On October 23, 2001, EuroWeb's board of directors approved a resolution appointing two independent directors. Effective November 1, 2001, Gerald Yellin, a Vice President of the investment banking house of Bear, Stearns & Co. Inc., and Jerome Volkman, managing partner of Volkman & Co., a certified public accounting firm in New York, were appointed to EuroWeb's board of directors and its audit committee.

      In September 2001, KPN entered into preliminary negotiations with two potential bidders in the sale process described above that it had begun with the help of EPIC. On September 17, 2001, KPN received a preliminary non-binding bid of (euro)4.8 million for 100% of EuroWeb Rt.-EuroWeb's Hungarian subsidiary-alone. KPN rejected this proposal because KPN was concerned about the adverse effects on PanTel of losing EuroWeb Rt.'s distribution channel and customers in Hungary. In addition, it believed that EuroWeb Rt. was an important pilot organization for testing and implementing new technology for the entire EuroWeb group, and it would be difficult to realize significant value for the remainder of EuroWeb if EuroWeb Rt. were removed.

      On September 18, 2001, KPN received a second preliminary, non-binding bid of US$7 million for KPN's interest in EuroWeb. In this bid, the bidder offered to give KPN a promissory note in exchange for KPN's interest in EuroWeb. The bidder planned to merge with EuroWeb, and the resulting merged entity then would be obliged to pay KPN under the promissory note. KPN would only get paid under the promissory note if and when the merger was successfully completed. In addition, following the bidder's merger with EuroWeb, KPN would be obligated to buy EuroWeb's 49% interest in EuroWeb Rt. KPN rejected this proposal because it would have resulted in KPN receiving a fixed value for its shares without there being any guarantee of the value that would have been offered to EuroWeb's minority stockholders and because KPN believed this proposal was subject to significant legal and completion risks.

      In November 2001, discussions took place in relation to a third preliminary non-binding bid, which was for KPN's entire interest in EuroWeb, including management control over EuroWeb Rt. In discussions about a possible structure, the potential bidder conditioned its offer to acquire KPN's shares on the bidder's ability to take EuroWeb private and delist it from The Nasdaq SmallCap Market. The bidder's plan was first to get control of the public shares for a small premium over the market price and only if that going-private acquisition were successful to buy KPN's interest for $2.70 per share. The offer was also conditioned on a number of additional requirements, including that KPN transfer to the bidder a 5% interest in EuroWeb Rt. This would cause KPN to lose its majority control over EuroWeb Rt. The bidder would also require KPN to finance the costs associated with termination of management contracts at EuroWeb as well as pay for due diligence costs in the event the deal did not close. KPN rejected this offer because it would have resulted in KPN receiving a greater consideration for each EuroWeb share than what would be paid to other EuroWeb stockholders and because the other conditions to the offer made it unfavorable and subject to significant completion risk.

      On February 6, 2002, EPIC received a fourth preliminary non-binding bid for $1.75 per share in cash for one million shares of EuroWeb held indirectly by KPN, or approximately 40.6% of KPN's interest in EuroWeb. The bidder did not offer to buy any of the shares held by the public stockholders. Under the proposed structure, the bidder would purchase the remainder of KPN's position in EuroWeb for $5.25 per share payable in the form of a promissory note with a three-year maturity. If EuroWeb's actual performance at the end of the three year period matched a projected performance level (based on Everest's November 2000 projections summarized in Section 4), the bidder would pay the full amount of the note. If EuroWeb's performance at the end of three years did not meet those projections, the note would be canceled in proportion to the percentage of shortfall in operating results as compared to the projections, and the bidder would pay the lower of the current market price for EuroWeb shares or the remaining amount of the note. In addition, prior to the purchase of EuroWeb shares, PanTel would have to sell its 51% indirect interest in EuroWeb Rt. to EuroWeb for an amount not to exceed $2.5 million. The offer was also conditioned on a number of additional requirements, including that KPN guarantee the full cooperation of and access to PanTel for five years on terms and conditions satisfactory to the bidder, that KPN waive its proportional purchase option rights for EuroWeb shares for the life of the note, and that KPN guarantee rights-of-way and network access and cooperation with MAV to the extent necessary to ensure EuroWeb's viability.

      KPN did not believe that this offer was in the best interest of EuroWeb because the bidder was a financial investor only interested in buying a partial interest in EuroWeb (i.e. no liquidity would be provided to the public stockholders), and the transaction would not support the value of the company or reduce the cost associated with maintaining EuroWeb as a public reporting company. This structure would force KPN to share management control of EuroWeb with a financial investor without providing any synergy or business advantage for EuroWeb, any liquidity to the public stockholders, or any certainty as to the consideration to be received by KPN.

      After it became apparent that a sale of EuroWeb to a third party would not be realized in the short term, KPN determined that its next best alternative would be for Pansource to offer through its subsidiary Everest Acquisition to purchase the outstanding shares of EuroWeb. This would have the advantage of eliminating the costs associated with maintaining EuroWeb as a public reporting company as well as facilitating the possible elimination of the cost of EuroWeb's U.S. office, while more closely consolidating ownership, management and control over the business in PanTel, possibly making the combined entity a more attractive package to a potential buyer of PanTel in the future.

      On the date of this Offer to Purchase, Everest Acquisition sent the following letter to EuroWeb:

      Mr. Frank Cohen, Chairman
      EuroWeb International Corp.
      445 Park Avenue
      New York, NY 10022

      Dear Mr. Cohen:

      Everest Acquisition Corp., a wholly owned subsidiary of Pansource B.V. ("Pansource") and an indirect wholly owned subsidiary of Koninklijke KPN N.V. ("KPN"), is pleased to advise you that it has commenced a tender offer for all of the outstanding shares of common stock of EuroWeb International Corp. (the "Company") at a purchase price of $2.25 per share in cash. This represents a premium of approximately 39.8% over the February 19, 2002 closing price of $1.61 and a 43.3% premium over the average closing price for the 30 trading days prior to and including February 19, 2002. In our view, this is a fair price for the Company's stockholders.

      Everest Acquisition Corp. is a Delaware corporation formed by Pansource for the purpose of making this offer and is a wholly owned subsidiary of Pansource. Pansource, in turn, is a wholly owned indirect subsidiary of KPN. KPN currently intends to tender into the offer its Company shares, which KPN holds through its wholly owned subsidiary, KPN Telecom B.V., and which constitute approximately 52.8% of the outstanding Company shares. It is, however, a condition to our offer that the transaction be supported by the holders of a majority of the shares owned by persons other than KPN. There is no financing contingency associated with the tender offer.

      We wish to take the Company private in order, among other things, to eliminate the expense associated with being a public reporting company. We are hopeful that by proceeding with a tender offer, Everest Acquisition Corp. will be able to complete its acquisition of the Company more quickly and Company stockholders will be able to receive payment for their shares earlier than would be the case if we sought to negotiate a merger agreement with the Company's independent directors.

      A copy of the press release announcing the tender offer is attached for your information, and a copy of the Schedule TO we are filing with the Securities and Exchange Commission is enclosed.

      We are aware that the Company will be required to announce its position with respect to the tender offer pursuant to Rule 14e-2 under the Securities Exchange Act of 1934. The KPN-affiliated members of the Company's board of directors, Messrs. Pieters, van Vliet and Toro, will abstain from participating in the board's discussions and deliberations relating to such position. We are not seeking the Company's recommendation of the tender offer and we are aware that the Company may choose to express no opinion with respect to the tender offer.

      Jan-Roelof Stienstra will head the Everest Acquisition business team on this transaction and Eric S. Shube of our outside law firm Allen & Overy will lead the legal team. They may be reached at +31-70-343-1902 and 212-610-6366, respectively. If you have any questions concerning our offer, please contact Messrs. Stienstra or Shube.

      Yours sincerely,

      Jan-Roelof Stienstra
      Everest Acquisition Corp.

      2. Agreements with EuroWeb and Affiliates

      Following are descriptions of the Subscription Agreement and the Option Agreement each dated as of November 19, 1999 (and amended and restated on December 13, 1999). These descriptions are qualified in their entirety by reference to the full texts of each of the Subscription Agreement and the Option Agreement included as Appendices II and III to the Schedule 14A filed by EuroWeb with the Securities and Exchange Commission (the "SEC") on December 15, 1999.

      Subscription Agreement

      EuroWeb and KPN Telecom entered into the Agreement Relating to the Subscription of New Shares and Share Options in EuroWeb (described therein as EuroWeb Inc.) dated as of October 26, 1999. This agreement, which sets forth the basic terms of the acquisition by KPN of its interest in EuroWeb, was subsequently replaced by the Subscription Agreement, which was entered into following the due diligence review of EuroWeb by KPN.

       General. The Subscription Agreement provided for the issuance to KPN Telecom, and the subscription and purchase by KPN Telecom, of such number of shares as would result in KPN Telecom's holding 51% of the issued and outstanding shares of EuroWeb's common stock. KPN Telecom agreed to pay: (1) $7.90 per share ($1.58 per share on a pre-split basis) for the number of shares necessary for KPN Telecom's holding of 51% based on the number of shares of common stock outstanding as of October 26, 1999, and (2) $6.90 per share ($1.38 per share on a pre-split basis) for the additional number of shares necessary to maintain KPN Telecom's holding of 51% of the shares of EuroWeb's common stock.

       Registration Rights. Under the terms of the Subscription Agreement, EuroWeb, subject to certain conditions as to timing and contemplated number of shares to be sold and aggregate proceeds to be realized upon such sales, assumed an obligation to file a registration statement with the SEC upon request by KPN Telecom covering the shares of common stock to be issued to KPN Telecom. Additionally, the Subscription Agreement gave registration rights to KPN Telecom in the event EuroWeb at any time made a further public offering of its shares for the benefit of EuroWeb. KPN Telecom was given the right to "piggy-back" its shares on any such registration statement, with all expenses, other than underwriting discounts and commissions incurred in connection with such registrations, to be borne by EuroWeb. KPN Telecom has never exercised its registration rights.

      Option Agreement

      The Option Agreement provides for the grant to KPN Telecom of options to purchase such number of shares of EuroWeb's common stock as are issuable upon exercise of options and warrants to third parties outstanding as of November 19, 1999 on such terms as may be necessary to ensure that KPN Telecom may maintain its ownership of 51% of the issued and outstanding shares of EuroWeb's common stock. KPN Telecom agreed to pay $6.90 per share ($1.38 per share on a pre-split basis) for each share purchased by it upon exercise of its right to purchase shares of common stock under the Option Agreement. Under the Option Agreement, the number of Option Shares and the exercise price per share are to be adjusted to take account of any adjustment to EuroWeb's share capital.

      Under the Subscription Agreement, KPN Telecom subscribed for approximately 2,057,348 shares of EuroWeb common stock at $7.90 per share (10,286,742 shares at $1.58 per share on a pre-split basis), representing 51% of the outstanding shares of EuroWeb common stock as of October 26, 1999, and approximately 303,362 shares of EuroWeb common stock at $6.90 per share (1,516,812 shares at $1.38 per share on a pre-split basis), the number of shares equal to the shares of EuroWeb common stock that were the subject of exercise of a third party option or warrant between October 26, 1999 and February 23, 2000.

      On October 24, 2000, KPN Telecom exercised options for approximately 100,302 shares of EuroWeb common stock at $6.90 per share (501,512 shares at $1.38 per share) in order to maintain its majority interest.

      Agreements between PanTel and EuroWeb and its Affiliates

      For the convenience of the reader, all information relating to fees in this section has been converted into United States dollars. Where fees were originally stated in Hungary Forints or in euro, conversions were calculated based on the U.S. Treasury reporting rates of exchange as of December 31, 2001: a rate of HUF 274.24 = US$1.00 (US$0.0036 = HUF 1.00) and euro 1.1220 = US$1.00
(US$0.891 = euro 1.00).

      Shareholders Agreement. PanTel and EuroWeb entered into a shareholders agreement dated November 20, 1998 (the "Shareholders Agreement"), which governs their relationship as shareholders of EuroWeb Rt. Under the terms of the agreement, PanTel has the right to designate for election to EuroWeb Rt.'s board of directors three of the five members; EuroWeb designates the other two members. In addition, PanTel has the right to designate for election to EuroWeb Rt.'s supervisory board two of the three members; EuroWeb designates the third member. PanTel also has the right to select the chief executive officer.

      The Shareholders Agreement gives a right of first refusal to each of PanTel and EuroWeb (and any other shareholders, if applicable). In the event a shareholder decides to transfer its shares in EuroWeb Rt. to a third party, such shareholder must request approval of the EuroWeb Rt. board in accordance with the provisions of the Shareholders Agreement. If the proposed transfer is approved, the offering shareholder must send the offer to the other shareholder(s), who may accept the offer upon the same terms and conditions offered by the third party.

      Additionally, the Shareholders Agreement has a non-compete clause that prohibits EuroWeb either directly or indirectly from engaging in activities similar in nature to those of EuroWeb Rt.

      Agreements with EuroWeb Rt. PanTel has entered into a number of commercial agreements with EuroWeb Rt. for the provision of telecom services, including:

o A framework agreement dated April 24, 2001, between EuroWeb Rt., as subscriber, and PanTel, as service provider, for the provision of telecom services with the use of PanTel's network. Under the agreement, PanTel undertook to provide interconnection between the networks to a certain agreed quality level. The agreement is for an indefinite period of time, and each party has the right to terminate the agreement by giving 60 days' notice to the other party. There is a traffic fee based on the level of traffic.

o A subscription contract dated March 7, 2001 between EuroWeb Rt., as subscriber, and PanTel, as service provider, for the provision of leased line telecom services for a period of three years beginning on or about April 5, 2001, with an automatic extension of one year absent notice. There is an establishment fee, which varies depending on the actual length of the agreement (e.g. $648 for three years) and a monthly subscription fee of $702.

o A subscription contract dated May 10, 2001 between EuroWeb Rt., as subscriber, and PanTel, as service provider, for the provision of virtual private network services for a period of three years beginning from the installation date. There is an establishment fee of $7,268 plus VAT, a monthly subscription fee of $9,828 plus VAT and a traffic fee based on the level of traffic.

o A subscription contract dated September 4, 2001 between EuroWeb Rt., as subscriber, and PanTel, as service provider, for the provision of virtual private network services for a period of one year beginning on or about October 1, 2001, with an automatic extension of one year absent notice. There is an establishment fee of $11,160 plus VAT and a monthly subscription fee of $34,405 plus VAT.

o A subscription contract dated July 30, 2001 between EuroWeb Rt., as subscriber, and PanTel, as service provider, for the provision of leased line telecom services for a period of three year beginning on or about September 30, 2001, with an automatic extension of one year absent notice. There is a monthly subscription fee of $9,778 plus VAT.

o A subscription contract dated May 25, 2001 between EuroWeb Rt., as subscriber, and PanTel, as service provider, for the provision of leased line telecom services for an indefinite term beginning on or about May 25, 2001. There is a monthly subscription fee of $400 plus VAT.

     Agreements with EuroWeb Romania. In addition, PanTel has entered into a number of agreements with EuroWeb Romania. In the first nine months of 2001, approximately 55% of the total revenue of EuroWeb Romania was from PanTel, representing approximately 24% of the total consolidated revenue of EuroWeb. PanTel's agreements with EuroWeb Romania include the following:

o A subscription contract dated January 25, 2001 by and between EuroWeb Romania, as subscriber, and PanTel, as service provider, for international leased line telecommunications service, for a term of one year from installation date with an automatic extension of twelve months absent notice, and for a monthly fee of $5,911.

o A subscription contract dated January 29, 2001, by and between EuroWeb Romania, as subscriber, and PanTel, as service provider for international Internet access service, for a term of one year following installation dates of January 1, 2001 and January 23, 2001, with an automatic extension of twelve months absent notice, and for a monthly subscription fees of $4,455.

o An international IP-services framework agreement dated February 16, 2001 by and between EuroWeb Romania and PanTel for the provision of joint national and international Internet protocol services, with each party having use of the other party's network. This agreement is for an indefinite term, absent notice. There is a fee based on the terminated traffic.

o A subscription contract dated June 27, 2001 by and between EuroWeb Romania, as subscriber, and PanTel, as service provider for international synchronous digital hierarchy leased line telecommunications service, for a period of two years from September 3, 2001, with an automatic extension of one year absent notice, and for a monthly subscription fee of US$123,202.50.

o An international leased lines services agreement dated November 16, 2000, between PanTel and EuroWeb Romania, for the provision of joint international services between their respective territories of Hungary and Romania. The agreement provides that each party will contract independently with its own customer for the provision of the entire service. The agreement is for an indefinite period, absent termination, beginning November 17, 2000. The fee schedule may be updated at the end of a calendar quarter. The original fee schedule, which purports to be valid for one year, provides that EuroWeb Romania will invoice PanTel for the amount paid to the network for Romania ($23,646 per month) plus local tail fees for service provision to PanTel's customers in Romania. PanTel will invoice EuroWeb Romania for fixed costs of the connection used by EuroWeb Romania's customer(s), but at least the fixed costs for two megabytes of the eight megabyte connection, plus local tail fees for service provision to EuroWeb Romania's customers in Hungary, and Internet access fees.

      Agreement with EuroWeb Slovakia. In addition, PanTel Slovakia has entered into a number of agreements with EuroWeb Slovakia, including:

o A letter dated August 7, 2001 from EuroWeb Slovakia to PanTel Slovakia requesting temporary Internet connection bandwidth of a particular specification.

o A subscription agreement dated November 1, 2001, between EuroWeb Slovakia, as subscriber, and PanTel Slovakia, as service provider, regarding the provision of international internet access service for a period of one year following the installation date of the service, November 20, 2001. There is an automatic extension for twelve months absent prior written notice of termination. EuroWeb Slovakia agreed to pay to PanTel Slovakia a monthly subscription fee of $7,306 (exclusive of VAT) plus a service fee determined in accordance with the tariff chart of the service provider. The fee associated with the International internet access service is subject to an annual increase.

      3. Fairness of the Offer

      Because the Offer is a "going private" transaction, the rules of the SEC require KPN, KPN Telecom, Pansource and Everest Acquisition (the "KPN Entities") to state their belief as to the fairness of the Offer to the unaffiliated stockholders of EuroWeb (collectively, the "Public Stockholders").

      The KPN Entities believe that the Offer is substantively and procedurally fair to the Public Stockholders. The terms of the Offer, however, were established unilaterally by the KPN Entities and were not negotiated with the board of directors of EuroWeb or any other party. In reaching their determination that the Offer is fair to the Public Stockholders, the KPN Entities considered the following factors:

      o The Offer Price of $2.25 per share in cash represents a premium of over 39.8% over the closing price for EuroWeb common stock on February 19, 2002, the business day prior to the public announcement of the Offer ($1.61). The Offer Price represents a premium of 43.3% over the average closing price for the 30 trading days prior to and including February 19, 2002 ($1.57).

      o The trading price of the shares has declined significantly and consistently since achieving an all-time high trading price of $106.25 ($21.25 on a pre-split basis) per share in January of 2000. The KPN Entities believe that this decline in part reflects broader adverse market trends affecting Internet service providers, especially those that lack scale and financial resources. Because the KPN Entities do not see any basis for believing that EuroWeb's individual prospects are so strong as to overcome these broader market trends, the KPN Entities believe that the opportunity for all stockholders to sell their shares for $2.25 is beneficial to such holders and would eliminate the exposure of the Public Stockholders of EuroWeb to any future decline in the price of the shares.

      o EuroWeb's shares do not receive any coverage from Wall Street research analysts, and the trading market for EuroWeb's shares is relatively thin and illiquid given EuroWeb's small public float. EuroWeb avoided being delisted from The Nasdaq SmallCap Market by establishing a repurchase program and effecting a one-for-five reverse stock split in August 2001, but there can be no assurance that EuroWeb will continue to meet Nasdaq listing requirements in the future. Moreover, KPN's ownership through its wholly owned subsidiary, KPN Telecom, of approximately 52.8% of the shares effectively eliminates the possibility that a third party could make a takeover proposal to acquire EuroWeb without the consent of KPN. As a result of these factors, the KPN Entities believe that the liquidity created by the Offer is beneficial to the Public Stockholders.

      o The KPN Entities believe the Offer to be attractive in light of EuroWeb's historical and projected financial performance, profitability and prospects. KPN does not believe that EuroWeb as currently structured will be viable as a stand alone company on a long-term basis unless it is able to consolidate its operations with an operator with network access.

      o The KPN Entities believe the Offer is also attractive in light of industry conditions and EuroWeb's competitive position. As investors are well aware, the technology and Internet service provider markets, as well as general economic conditions, have changed drastically and rapidly since early 2000. The valuations of technology companies, and Internet service providers in particular, have fallen considerably. Furthermore, companies such as EuroWeb have had severe limitations on access to capital and many such companies are finding it difficult to make the capital investments in marketing, content and technology necessary to succeed in this new economic climate.

      o For almost one year, KPN has actively been seeking a buyer for EuroWeb and, as described above under "Background of the Offer; Contacts with EuroWeb," no viable offers were submitted that would in KPN's judgment have generated cash proceeds to the Public Stockholders of EuroWeb that would be greater than the Offer Price.

      o The Offer is conditioned on the tender of at least 90% of the total number of outstanding shares and Everest Acquisition will not waive that condition if it would permit Everest Acquisition to purchase less than a majority of the outstanding shares not held by KPN. Accordingly, the Offer will not be consummated unless Public Stockholders who hold a majority of the publicly-held shares accept it.

      o The Offer provides the opportunity for the Public Stockholders whose shares are registered in their own name to sell their shares without incurring brokerage and other costs typically associated with market sales. (Stockholders who hold their shares through a broker, bank or other custodian should check with that institution as to whether it will charge any service fees.)

      o Each Public Stockholder can determine individually whether to tender shares in the Offer.

     The KPN Entities also considered the following factors, which it considered to be negative from the perspective of the Public Stockholders, in its consideration of the fairness of the terms of the Offer:

      o EuroWeb's historical financial statements and the financial projections described below show a trend of rapidly increasing revenues. For example, consolidated revenues for the three months ended September 30, 2001 were $2,037,678 compared with $1,262,257 over the same period in 2000. The revenues increased in 2001 due mainly to the consolidation of companies acquired in 2000 and 2001 and the provision of new services to customers in the form of voice over IP, mainly in Romania. In addition, the Hungarian Unified Telecommunications Act ratified by the Hungarian Parliament in June 2001 in preparation for liberalization of the Hungarian telecommunications market has required Matav, the Hungarian telecommunications company that has had a monopoly on long distance and international public-switched services, to open its infrastructure to other operators. It is possible that this will lead to a restructuring among current service providers. This prospect of market liberalization and promotion of greater competition in Hungary presents a possible future opportunity for EuroWeb. Public Stockholders who accept the Offer would cease to participate in the future earnings or growth, if any, of EuroWeb or benefit from increases, if any, in the value of their holdings in EuroWeb.

      o EuroWeb has cash on hand and/or marketable securities equal to approximately $16 million, which is greater than the aggregate Offer consideration (assuming that no outstanding options or warrants are exercised). However, this does not take into account existing EuroWeb liabilities that will have to be funded, expenses of the Offer, restructuring expenses and ongoing operational working capital requirements. If, following completion of the Offer, a merger is consummated, this cash and marketable securities will be used to pay off the bridge loan from Telki Holding B.V. ("Telki"), a subsidiary of KPN Telecom, to Everest Acquisition Corp. that will be used to finance the acquisition of EuroWeb shares in the Offer and those other required payments.

      o Historically, there has been relatively low trading volume of the publicly traded shares of EuroWeb. As a result of the tender by Public Stockholders of their shares, this trading volume may decrease further. Those Public Stockholders who do not tender their shares may suffer increased illiquidity and decreased market value, particularly if the shares are no longer quoted on The Nasdaq SmallCap Market and Everest Acquisition seeks to terminate the registration of the shares under the Securities Exchange Act of 1934.

None of the KPN Entities has received a report, opinion or appraisal from an outside party related to the Offer, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to security holders or the fairness of the Offer or any merger following consummation of the Offer to EuroWeb or the Public Stockholders.

In view of the variety of factors considered in connection with its evaluation of the Offer, the KPN Entities found it impracticable, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching their determination that the Offer is fair to the Public Stockholders. Rather, the KPN Entities viewed their determination as being based upon their judgment, in light of the totality of the information considered, of the overall effect of the Offer and any subsequent merger on the Public Stockholders. In arriving at their determination that the Offer is fair to the Public Stockholders, the KPN Entities did not base this decision on the net book value, liquidation value or going concern value of EuroWeb (except as set forth above in the second bullet point under the negative factors), as the KPN Entities did not deem these factors the key bases for determining the value of an Internet service provider. The KPN Entities' belief that the Offer is fair to the Public Stockholders should not be construed as a recommendation as to whether or not you should tender your shares.

      4. Financial Projections and Other Information

      Financial Projections

      To the knowledge of the KPN Entities, EuroWeb does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement or balance sheet data. Management of EuroWeb does, however, prepare internal financial projections from time to time. Three sets of projections are set forth below. The first set was prepared in November 2000 (the "November 2000 Projections"). The second set of projections, taken from EuroWeb's consolidated profit and loss plan for 2002, was prepared in November 2001 (the "November 2001 Projections"). The third set of projections, which were prepared at the request of KPN and not in the ordinary course of business, and were never presented to or approved by the EuroWeb board of directors, were prepared in January 2002 (the "January 2002 Projections," together with the November 2000 Projections and the November 2001 Projections, the "EuroWeb Projections"). The EuroWeb Projections were not prepared with a view to public disclosure and are included here only because this information was made available to KPN. KPN has not seen or been furnished any new or updated projections prepared by EuroWeb since January 22, 2002. The EuroWeb Projections may or may not reflect EuroWeb's current estimate of its future financial performance.

      Because they were prepared more recently, the KPN Entities assume that the November 2001 Projections and January 2002 Projections more accurately reflect what EuroWeb's management currently believes to be reasonable estimates of EuroWeb's future financial performance than the November 2000 Projections, but as noted above the January 2002 Projections have not been approved by EuroWeb's board of directors. All three sets of projections have been included herein for completeness, and stockholders are urged to review and consider them all. It is possible that the three sets of projections utilize different assumptions and accounting conventions and as such may not be directly comparable.

                            November 2000 Projections
                                                             2002
                                                              ---
                                                         (in U.S. dollars)
                                                    EuroWeb
                                                Consolidated(1)   EuroWeb Rt.(2)
                                                ---------------   --------------
Internet and related revenue .............        $13,203,200     $11,520,000
Gross profit .............................          7,496,110       6,598,111
EBITDA(3) ................................          2,589,805       3,455,203
Net profit ...............................             44,692       2,435,528

                                                              2003
                                                              ----
                                                         (in U.S. dollars)
                                                     EuroWeb
                                                 Consolidated(1)  EuroWeb Rt.(2)
                                                  --------------  --------------
Internet and related revenue .............        $19,951,720     $16,128,000
Gross profit .............................         11,961,794       9,237,356
EBITDA(3) ................................          6,834,958       5,465,871
Net profit ...............................          2,913,423       4,004,730


                            November 2001 Projections
                                                                2002
                                                                ----
                                                          (in U.S. dollars)
                                                 EuroWeb
                                              Consolidated(1)     EuroWeb Rt.(2)
                                              ---------------     --------------
Internet and related revenue ...........       $ 11,338,932      $  5,869,386
Gross profit ...........................          4,466,500         3,571,418
EBITDA(3) ..............................           (555,758)          361,528
Net (loss) .............................         (2,565,606)          (269,091)

                                                   (footnotes on following page)

                            January 2002 Projections
                            ------------------------

        (not presented to or approved by the EuroWeb board of directors)

                                                            2003
                                                            ----
                                                       (in U.S. dollars)
                                                   EuroWeb
                                               Consolidated(1)    EuroWeb Rt.(2)
                                               ---------------    --------------
Internet and related revenue ............       $ 13,419,230      $  6,338,936
Gross profit ............................          5,455,779         3,857,131
EBITDA(3) ...............................             (8,075)          368,794
Net profit (loss)(4) ....................           (498,968)           29,853


                                                               2004
                                                               ----
                                                         (in U.S. dollars)
                                                 EuroWeb
                                              Consolidated(1)     EuroWeb Rt.(2)
                                              --------------      --------------
   Internet and related revenue .........       $ 15,352,093      $  6,665,882
   Gross profit .........................          6,457,267         4,049,987
   EBITDA(3) ............................            665,108           422,127
   Net profit (loss)(4) .................            (96,004)           69,629
------------

      (1) EuroWeb Consolidated includes EuroWeb Czech Republic, EuroWeb Slovakia, EuroWeb Romania and EuroWeb International, and includes EuroWeb's 49% share in the results of EuroWeb Rt. only in net profit or loss.

      (2) KPN, through PanTel, indirectly owns approximately 51% of EuroWeb Rt., and EuroWeb owns the remaining 49%. Stated amounts are for EuroWeb Rt. as a whole. EuroWeb includes in its financial statements only its 49% share in the results of EuroWeb Rt., which is reflected in EuroWeb's net profit or loss.

      (3) The KPN Entities are not aware how EuroWeb defined EBITDA for purposes of the EuroWeb Projections. It is KPN's understanding that EuroWeb generally defines EBITDA as gross profit minus selling, general and administrative expenses. EBITDA is considered to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and is not a required measurement, nor does it represent cash flow from operations as defined by generally accepted accounting principles. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of EuroWeb's profitability or liquidity.

      (4) KPN believes that the net profit or loss figures for the years 2003 and 2004 do not include amortization of goodwill. Because of a change in U.S. generally accepted accounting principles, treatment of goodwill in 2002 and future years may be different than EuroWeb's historical practice.

     The EuroWeb Projections reflect numerous assumptions made by EuroWeb's management, with respect to industry performance, business development, competition, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond EuroWeb's control, and none of which were subject to approval by the KPN Entities. Accordingly, there can be no assurance that any of the assumptions underlying the EuroWeb Projections will be realized or are accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth above.

     To the knowledge of the KPN Entities, the EuroWeb Projections were not prepared with a view to public disclosure. In addition, the EuroWeb Projections were not prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of the data than as shown above. To the knowledge of the KPN Entities, the EuroWeb Projections have not been examined, reviewed or compiled by EuroWeb's independent auditors, and accordingly they have not expressed an opinion or any other assurance on such EuroWeb Projections. None of KPN, KPN Telecom, Pansource, Everest Acquisition or EuroWeb or any other person is making any representation as to the EuroWeb Projections included in this Offer to Purchase, and none of KPN, KPN Telecom, Pansource, Everest Acquisition, EuroWeb or any other person assumes any responsibility as to the accuracy of the EuroWeb Projections or intends to update or otherwise revise the EuroWeb Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Preliminary Interim Unaudited Historical Financial Information

     KPN receives monthly unaudited financial reports from EuroWeb because EuroWeb, as a 51% owned subsidiary, is integrated into KPN's consolidated financial statements. The following is a summary of certain information contained in the most recent reports received prior to the date of this Offer to Purchase. Such information was prepared for internal purposes only (pursuant to a format and procedures requested by KPN) and not for public disclosure, and may not comply with U.S. generally accepted accounting principles. Accordingly, this information may not be directly comparable to EuroWeb's publicly reported financial results. To the knowledge of the KPN Entities, the EuroWeb interim historical financial information has not been audited, examined, reviewed or compiled by EuroWeb's independent auditors, and accordingly they have not expressed an opinion or any other assurance on such EuroWeb interim historical financial information. This information is included here only because it was made available to KPN.


         Balance Sheet Information                                             As of January 31,        As of December 31,
         -------------------------                                             -----------------        -----------------
                                                                                     2002                     2001
                                                                                     ----                     ----
                                                                              (in U.S. dollars)         (in U.S. dollars)
         Cash, cash equivalents and marketable
         securities ..........................................................   $ 16,152,000            $ 16,090,000
         Total assets ........................................................     25,919,000              26,525,000
         Total stockholders' equity ..........................................     23,262,000              23,262,000
         Total liabilities ...................................................      2,657,000               3,263,000

         Income Statement Information                                            Year to Date             Year Ended
         ----------------------------                                            ------------             ----------
                                                                                January 31, 2002       December 31, 2001
                                                                                ----------------       -----------------
                                                                               (in U.S. dollars)       (in U.S. dollars)
         Total operating revenues ............................................   $  1,077,000            $  7,894,000
         EBITDA ..............................................................        (68,000)             (2,257,000)
         Operating income ....................................................       (315,000)             (4,897,000)
         Net income to stockholders ..........................................       (284,000)             (4,366,000)

      As of the date of this Offer to Purchase, EuroWeb has not yet publicly released its results for the fiscal year ended December 31, 2001. If these results are released during the offering period, stockholders are encouraged to read them. Because of the reasons set forth above (including the different purposes for which they are prepared), EuroWeb's audited financial information for the fiscal year ended December 31, 2001, may be expected to differ from the preliminary, unaudited, internally generated figures set forth above under the columns "As of December 31, 2001" and "Year Ended December 31, 2001," and the differences may be material. None of KPN, KPN Telecom, Pansource, Everest Acquisition, EuroWeb or any other person is making any representation as to the preliminary unaudited financial information set forth above or assumes any responsibility for the accounting thereof.

     5. Purpose and Structure of the Offer; Plans for EuroWeb

      Purpose of the Offer. The purpose of the Offer is for Pansource to acquire the entire outstanding equity interest in EuroWeb and take EuroWeb private. If, after consummation of the Offer, Everest Acquisition owns at least 90% of the shares then outstanding, Everest Acquisition will be able to cause EuroWeb to merge with it without the approval of EuroWeb's board of directors or the vote of EuroWeb's other stockholders, and Everest Acquisition would thereby acquire all of the outstanding shares not purchased pursuant to the Offer. It is our current expectation that Everest Acquisition would be the surviving entity in any merger.

      Alternative Structures Considered by Everest Acquisition. Despite efforts by KPN and others to identify potential purchasers of EuroWeb or alternative transactions for it, at the time of the commencement of the Offer the KPN Entities were not aware of any available viable alternative transactions that would result in an acquisition of all the outstanding shares (i.e. liquidity for the Public Stockholders). The KPN Entities considered alternative structures to effect the acquisition of all the outstanding shares, including a merger without a tender offer. The tender offer structure was selected because the KPN Entities believe it is the most expeditious and efficient way to acquire additional shares and take EuroWeb private. The KPN Entities believe that making the Offer directly to EuroWeb's stockholders without prior approval from the board of directors of EuroWeb will be significantly faster and would result in lower transaction expenses than making a proposal for consideration by EuroWeb's independent directors and negotiating a merger agreement with those directors. In addition, in a tender offer, each Public Stockholder will be able to determine individually whether to accept the Offer Price or alternatively not to tender its shares.

      Other Possible Purchases of Shares. Following the consummation or the termination of the Offer, Everest Acquisition may acquire additional shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. Such purchases would reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares. This could adversely affect the liquidity and market value of the remaining shares held by the public. Depending upon the aggregate market value and the number of shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of public stockholders who are not affiliated with Everest Acquisition or KPN, the shares may no longer meet the quantitative requirements for continued listing on The Nasdaq SmallCap Market. Moreover, the purchase of shares pursuant to open market or privately negotiated purchases following consummation of the Offer may result in the shares becoming eligible for deregistration under the Exchange Act.

     Effects of the Offer.

     Participation in Future Growth. Stockholders tendering shares in the Offer will not have the opportunity to participate in the future earnings, profits and growth of EuroWeb and will not have the right to vote on corporate matters relating to EuroWeb. If the Offer and any merger are completed, Everest Acquisition will own a 100% interest in the net book value, net earnings, cash on hand and other assets as well as liabilities of EuroWeb and will benefit from any future increase in the value of EuroWeb. Similarly, Everest Acquisition will bear the risk of any decrease in the value of EuroWeb, and stockholders will not face the risk of a decline in the value of EuroWeb.

     Market for Shares. The purchase of shares by Everest Acquisition pursuant to the Offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public.

     Stock Quotation. Following the closing of the Offer, depending upon the aggregate market value and the number of shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Stockholders, the shares may no longer meet the quantitative requirements for continued listing on The Nasdaq SmallCap Market and may become eligible for deregistration under the Exchange Act. If this occurs, the shares would no longer be quoted on The Nasdaq SmallCap Market, and Everest Acquisition would seek to terminate the registration of the shares under the Exchange Act.

     Margin Regulations. The shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. Depending upon factors similar to those described above regarding listing and market quotations, the shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the shares would be ineligible as collateral for margin loans made by brokers.

     Exchange Act Registration. The shares are currently registered under the Exchange Act. Such registration may be terminated by EuroWeb upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares. Termination of registration of the shares under the Exchange Act would reduce the information required to be furnished by EuroWeb to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to
Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the shares. Furthermore, the ability of "affiliates" of EuroWeb and persons holding "restricted securities" of EuroWeb to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, the shares would no longer be eligible for reporting on The Nasdaq SmallCap Market or for continued inclusion on the Federal Reserve Board's list of "margin securities." Everest Acquisition intends to seek to cause EuroWeb to apply for termination of registration of the shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

     Plans for EuroWeb after the Offer.

     Upon consummation of the Offer, Everest Acquisition and KPN currently intend to seek to effect a merger between EuroWeb and Everest Acquisition. It is the current expectation of Everest Acquisition, Pansource and KPN that Everest Acquisition will be the surviving entity in any merger. Following any such merger, Everest Acquisition, Pansource and KPN may seek to reduce EuroWeb's cost structure by possibly closing its New York office and, if possible, terminating the registration of its shares under the Exchange Act (thus ending its periodic reporting obligation). Everest Acquisition expects to use cash and marketable securities on hand at EuroWeb to repay the bridge loan (including accrued interest) that Everest Acquisition will receive from Telki in order to finance the acquisition of EuroWeb shares in this Offer. Following this repayment, Everest Acquisition expects to contribute all remaining assets (including any remaining cash and marketable securities) and businesses of EuroWeb to PanTel, after repaying or otherwise providing for certain liabilities of EuroWeb. This transaction is part of a broader restructuring of KPN's Eastern European operations. Following the Offer and any merger, KPN will take steps to rationalize the structure of its Eastern European operations under the control of PanTel and to reduce costs. Although no final determinations have been made, this rationalization could include, among other things, the sale of EuroWeb's Czech Republic and/or Slovakian operations.

     KPN has previously announced its interest in selling certain assets such as all or a portion of the capital stock or assets of PanTel and EuroWeb and may renew its efforts to do so following the Offer.

Once ownership, management and control over the EuroWeb business are more closely consolidated in PanTel, it may make the combined entity a more attractive package to a potential buyer of PanTel in the future or may facilitate a merger between PanTel and another entity. Except as otherwise described in this Offer to Purchase, and except for cost reduction steps that may be taken following the Offer and any merger, Everest Acquisition, Pansource and KPN have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving EuroWeb, such as a merger, reorganization or liquidation involving EuroWeb, a sale or transfer of a material amount of assets of EuroWeb, any change in EuroWeb's capitalization or dividend policy or any other material change in EuroWeb's business, corporate structure or personnel. However, upon consummation of the Offer and any merger, KPN, Pansource and Everest Acquisition will reassess the situation, and may determine to take any of the above actions depending on the circumstances at that time.

     Effect of Offer and Merger on Outstanding Options and Warrants.

      The Offer and any subsequent merger of EuroWeb with Everest Acquisition (or a subsidiary of Everest Acquisition) will have the effects described below on outstanding options and warrants. This discussion is qualified in its entirety by reference to the full text of the 1993 Incentive Stock Option Plan (the "Option Plan"), the warrant agreement dated March 17, 1999 entered into between EuroWeb and JP Carey Securities Inc. (the "Warrant Agreement") and the form of subscription agreement in connection with a private offering of common stock and warrants pursuant to EuroWeb's confidential private offering memorandum dated April 2, 1999 and in accordance with Rule 506 of Regulation D under the Securities Act of 1933 (the "Subscription Agreement") filed as exhibits 10(d), 10(gg) and 10(ii), respectively, to EuroWeb's annual report for the fiscal year ended December 31, 2000 filed by EuroWeb on Form 10-KSB with the SEC on March 31, 2001. This discussion assumes that any subsequent merger will be structured so that EuroWeb is not the surviving entity.

      The Option Plan provides in part that in the event of a merger or consolidation in which EuroWeb is not the surviving corporation, each outstanding option will terminate. However, if the options are to be terminated, then each option holder has the right, immediately prior to the consummation of the merger, to exercise any option that has been outstanding for at least one year as of the date of consummation of the transaction, in whole or in part. Options have also been granted to employees outside the Option Plan.

      Exercise of outstanding options sufficiently prior to the expiration of the Offer will enable the option holder to tender the corresponding shares into the Offer and receive the Offer Price. If Everest Acquisition consummates the Offer, the KPN Entities intend to cause a merger to occur between EuroWeb and Everest Acquisition, or an affiliate of Everest Acquisition, in which all shares not tendered into the Offer would be converted into the right to receive an amount in cash per EuroWeb share equal to the highest price per share paid pursuant to the Offer. Options exercised pursuant to the Option Plan prior to this merger will be entitled to receive this merger consideration.

      EuroWeb also has warrants outstanding pursuant to the Warrant Agreement and the Subscription Agreement. These agreements provide that in the event of a merger in which EuroWeb is not the surviving corporation, each right to receive a share of common stock upon exercise of a warrant will be converted into the right to receive securities or properties issuable or distributable of one share of common stock upon such merger. In the event of a merger, all shares not tendered into the Offer will be converted into the right to receive an amount in cash per EuroWeb share equal to the highest price per share paid pursuant to the Offer. Each holder of a warrant would, therefore, upon exercise of the warrant and payment of the exercise price, receive the right to the same amount in cash per share as was paid to stockholders.

                                THE TENDER OFFER

     6. Terms of the Offer

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Everest Acquisition will accept for payment and pay for all shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 7. The term "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, March 19, 2002, unless and until Everest Acquisition, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by Everest Acquisition, will expire.

      Everest Acquisition expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw shares.

     The Offer is conditioned upon all the conditions set forth in Section 17. Everest Acquisition reserves the right (but will not be obligated), subject to the applicable rules and regulations of the SEC, to amend or waive any condition of the Offer. If any of the conditions set forth in Section 17 has not been satisfied by 5:00 p.m., New York City time, on Tuesday, March 19, 2002 (or any other time then set as the Expiration Date), Everest Acquisition may elect to:

          (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered shares until the expiration of the Offer, as extended;

          (2) subject to complying with applicable rules and regulations of the SEC, waive all of the unsatisfied conditions and accept for payment and pay for all shares tendered and not withdrawn prior to the Expiration Date; or

          (3) terminate the Offer and not accept for payment or pay for any shares and return all tendered shares to tendering stockholders.

     Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Everest Acquisition expressly reserves the right to:

          (1) terminate or amend the Offer if any of the conditions referred to in Section 17 has not been satisfied; or

          (2) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

     Everest Acquisition acknowledges that Rule 14e-1(c) under the Exchange Act requires Everest Acquisition to pay the consideration offered or return the shares tendered promptly after the termination or withdrawal of the Offer.

     If Everest Acquisition extends the Offer or if Everest Acquisition is delayed in its acceptance for payment of or payment for shares or it is unable to pay for shares pursuant to the Offer for any reason, then, without prejudice to Everest Acquisition's rights under the Offer, the Depositary may retain tendered shares on behalf of Everest Acquisition, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section
9. However, the ability of Everest Acquisition to delay the payment for shares that Everest Acquisition has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

     Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Everest Acquisition may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of shares in a manner reasonably designed to inform such holders of such change), Everest Acquisition currently intends to make announcements regarding the Offer by issuing a press release to the Dow Jones News Service.

     If Everest Acquisition makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Everest Acquisition will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10 business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     If Everest Acquisition decides, in its sole discretion, to increase the consideration offered in the Offer to holders of shares and if, at the time that notice of the increase is first published, sent or given to holders of shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of shares. If, prior to the expiration date, Everest Acquisition increases the consideration being paid for shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose shares are purchased pursuant to the Offer, whether or not such shares were tendered prior to the announcement of the increase in consideration.

     Pursuant to Rule 14d-11 under the Exchange Act, Everest Acquisition may, subject to certain conditions, elect to provide a subsequent offering period of three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the shares tendered in the Offer. A subsequent offering period would be an additional period of time, following the first purchase of shares in the Offer, during which stockholders may tender shares not tendered in the Offer.

     During a subsequent offering period, tendering stockholders will not have withdrawal rights and Everest Acquisition will promptly purchase and pay for any shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Everest Acquisition may provide a subsequent offering period so long as, among other things, (1) the initial 20 business day period of the Offer has expired,
(2) Everest Acquisition offers the same form and amount of consideration for shares in the subsequent offering period as in the initial Offer, (3) Everest Acquisition immediately accepts and promptly pays for all shares tendered during the Offer prior to its expiration, (4) Everest Acquisition announces the results of the Offer, including the approximate number and percentage of shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period and (5) Everest Acquisition immediately accepts and promptly pays for shares as they are tendered during the subsequent offering period. If Everest Acquisition elects to include a subsequent offering period, it will notify stockholders of EuroWeb consistent with the requirements of the SEC.

     Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to shares tendered during a subsequent offering period and withdrawal rights do not apply during the subsequent offering period with respect to shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering shares in the Offer or in a subsequent offering period, if one is included.

     A request has been made to EuroWeb pursuant to Rule 14d-5 of the Exchange Act for the use of EuroWeb's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by EuroWeb with this request, this Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of shares and these materials will also be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on EuroWeb's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     If any tendered shares are not purchased pursuant to the Offer for any reason, or if certificates representing the shares are submitted representing more shares than are tendered, certificates representing unpurchased or untendered shares will be returned, without expense to the tendering stockholder (or, in the case of shares delivered pursuant to the book-entry transfer procedures set forth in Section 8 such shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Everest Acquisition reserves the right to transfer or assign to one or more of Everest Acquisition's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Everest Acquisition of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for shares validly tendered and accepted for payment pursuant to the Offer.

     7. Acceptance for Payment and Payment.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Everest Acquisition will accept for payment, and will pay for, all shares validly tendered and not properly withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date. If there is a subsequent offering period, all shares tendered prior to the Expiration Date will be immediately accepted for payment and promptly paid for following the Expiration Date, and shares tendered during a subsequent offering period will be immediately accepted for payment and paid for as they are tendered. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Everest Acquisition. See Section
17. Everest Acquisition expressly reserves the right, in its sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, shares if any of the conditions referred to in
Section 17 has not been satisfied or upon the occurrence of any of the events specified in Section 17.

     In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

          (1) the share certificates evidencing such shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 8.

          (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

          (3) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Everest Acquisition may enforce such agreement against such participant.

     For purposes of the Offer, Everest Acquisition will be deemed to have accepted for payment shares validly tendered and not properly withdrawn, if and when Everest Acquisition gives oral or written notice to the Depositary of Everest Acquisition's acceptance of such shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Everest Acquisition and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Everest Acquisition's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares pursuant to the Offer.

     Under no circumstances will interest on the purchase price for shares be paid by Everest Acquisition regardless of any extension of the Offer or any delay in making such payment.

     Everest Acquisition will pay any stock transfer taxes incident to the transfer to it of validly tendered shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more shares than are tendered, certificates for such unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of shares tendered by book-entry transfer of such shares into the Book-Entry Transfer Facility, such shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     8. Procedures for Accepting the Offer and Tendering Shares

     Valid Tender of Shares. Except as set forth below, in order for shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) share certificates representing tendered shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (2) the guaranteed delivery procedures set forth below must be followed.

     The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and sole risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the course of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

     Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

      Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the shares) of shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A stockholder who desires to tender shares pursuant to the Offer and whose share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Everest Acquisition, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) within three trading days on The Nasdaq SmallCap Market after the date of execution of such Notice of Guaranteed Delivery (i) share certificates representing tendered shares are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any other provision hereof, payment for shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) share certificates representing tendered shares or a Book-Entry Confirmation, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book entry transfer of shares and any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

     Backup U.S. Federal Income Tax Withholding. In order to avoid "backup withholding" of U.S. Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30%. All stockholders who are United States persons surrendering shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Everest Acquisition and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United

States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by Everest Acquisition, in its sole discretion, whose determination will be final and binding on all parties. Everest Acquisition reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Everest Acquisition's counsel, be unlawful. Everest Acquisition also reserves the absolute right to waive any defect or irregularity in any tender of shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     No tender of shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Everest Acquisition, Pansource, KPN or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Everest Acquisition's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

      Tender Constitutes an Agreement. The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Everest Acquisition upon the terms and subject to the conditions of the Offer.

     9. Withdrawal Rights

     Except as otherwise provided in this section, tenders of shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after Saturday, April 20, 2002 (or such later date as may apply in case the Offer is extended).

     To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If share certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 8 any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book- Entry Transfer Facility's procedures.

     Withdrawals of shares may not be rescinded. Any shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 8.

     None of Everest Acquisition, Pansource, KPN or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Everest Acquisition, in its sole discretion, whose determination will be final and binding.

     If Everest Acquisition provides a subsequent offering period following the Offer, no withdrawal rights will apply to shares tendered during such subsequent offering period or to shares tendered in the Offer and accepted for payment.

     10. Information Concerning EuroWeb

     EuroWeb is a Delaware corporation with its principal executive offices located at 445 Park Avenue, 15th Floor, New York, NY 10022 (telephone number
(212) 758-9870).

     EuroWeb described its business as follows in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000:

         Since entering the Internet Service Provider ("ISP") market in January 1997 and exiting the construction business in December 1998, EuroWeb has been striving to be the leading supplier in Eastern Europe to businesses of complete communications solutions using Internet technologies. Rather than servicing individual users, EuroWeb focuses its efforts on business users and seeks to satisfy all their needs with high quality and reliable service. The activity of EuroWeb can be divided into three parts: (1) access--providing access to the Internet,
         (2) content--providing additional Internet-related services to clients including web page design, web page hosting, service hosting and advertisement, and (3) other--providing other services including the sale of Internet related devices and provision of hardware-software advisory services.

     As of the date hereof, (1) none of Everest Acquisition, Pansource or KPN knows whether or not any executive officer, director or affiliate of EuroWeb (other than KPN) intends to tender shares in the Offer, (2) none of EuroWeb, its executive officers, directors or affiliates has made any public recommendation with respect to the Offer and (3) EuroWeb has not made public any appraisal, report or opinion on the fairness of the Offer or any subsequent merger.

     The following consolidated financial statements of EuroWeb are incorporated by reference into this document:

         - the audited consolidated financial statements of EuroWeb as of and for the fiscal years ended December 31, 2000, and December 31, 1999 contained in Item 7 to EuroWeb's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed with the SEC on March 29, 2001; and

         - the unaudited consolidated financial statements of EuroWeb for the three and nine month fiscal periods ended September 30, 2001 contained in Item 1 of Part I of EuroWeb's quarterly report on Form 10-QSB for the quarter ended September 30, 2001, filed with the SEC on November 12, 2001.

     This information may be inspected and copies obtained as provided in the following paragraph.

     EuroWeb is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. EuroWeb's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     11. United States Federal Income Tax Considerations

     The following is a general summary of the principal U.S. Federal income tax consequences of the Offer and, if applicable, any subsequent merger. The discussion applies only to holders that hold the shares as capital assets. This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular holder of shares. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (1) Non-U.S. Persons (as defined below); (2) financial institutions; (3) insurance companies; (4) dealers or traders in securities or currencies; (5) tax-exempt entities; (6) persons that will hold the Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for U.S. Federal income tax purposes; (7) stockholders subject to alternative minimum tax; and (8) stockholders that acquired (or will acquire) shares through exercise of employee stock options or otherwise as compensation. This summary does not discuss any aspects of state, local or foreign tax laws.

      This summary is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

      For purposes of this summary, a "Non-U.S. Person" is a beneficial owner of shares that is not, for U.S. Federal income tax purposes: (1) a citizen or resident of the United States; (2) a corporation or partnership (or an entity treated as a corporation or partnership) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (3) an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or (4) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisor.

      The description of U.S. Federal income tax consequences set forth below is for general information only. Stockholders of EuroWeb should consult their own tax advisors as to the particular tax consequences to them of the Offer, including the application of U.S. Federal, state, local and foreign tax laws and possible changes in tax laws.

     The receipt of cash pursuant to the Offer will be a taxable transaction for U.S. Federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income tax laws.

     Generally, for U.S. Federal income tax purposes, a tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate adjusted tax basis in the shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of shares tendered and purchased pursuant to the Offer. Any capital gain or loss recognized will be long-term capital gain or loss if the tendering stockholder's holding period for the shares exceeds one year. In the case of a tendering non-corporate stockholder, any long-term capital gain will generally be subject to U.S. Federal income tax at a maximum rate of 20% (a further reduced tax rate may apply to capital gains on shares held by individuals for more than five years). For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

     The tax treatment of shares converted into cash pursuant to any merger, if consummated, would be the same as the tax treatment of shares tendered in the Offer as discussed above.

     A stockholder that exchanges all of its shares for cash in connection with appraisal rights will generally recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received and (b) such stockholder's adjusted tax basis in the shares surrendered. The capital gain or loss will be long-term capital gain or loss if the stockholder's holding period for such shares exceeds one year. Any long-term capital gain recognized by a non-corporate stockholder generally will be subject to U.S. Federal income tax at a maximum rate of 20% (a further reduced tax rate may apply to capital gains on shares held by individuals for more than five years). For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

     Certain non-corporate stockholders of EuroWeb may be subject to backup withholding at a rate of 30% on cash payments received in connection with the Offer or any merger (including cash paid in respect of the exercise of appraisal rights). Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (2) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or successor form or (3) is otherwise exempt from backup withholding.

     If a stockholder does not provide a correct taxpayer identification number, such stockholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a stockholder's U.S. Federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. Federal income tax return. Stockholders of EuroWeb should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

     12. Price Range of the Shares

     The shares are traded on The Nasdaq SmallCap Market under the symbol EWEB. The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the shares on The Nasdaq SmallCap Market as reported by Bloomberg L.P. All stated prices are on a split-adjusted basis.

                                     EUROWEB

       Calendar Year                                            Sales Price
       -------------                                            -----------
                                                            High         Low
                                                           ------       ------
       1999:
            First quarter...............................   $15.94       $7.81
            Second quarter..............................    13.75        6.56
            Third quarter...............................     9.69        6.25
            Fourth quarter..............................    84.06        6.25
       2000:
            First quarter...............................   106.25       27.50
            Second quarter..............................    35.00       12.50
            Third quarter...............................    21.88        9.38
            Fourth quarter..............................    12.19        3.44
       2001:
            First quarter...............................    14.06        4.06
            Second quarter..............................     5.63        3.00
            Third quarter...............................     5.25        1.38
            Fourth quarter..............................     2.13        1.70
       2002:
            First quarter (through February 19, 2002)...     1.83        1.47

     On Tuesday, February 19, 2002, the last full trading day prior to the announcement of the Offer, the reported closing price on The Nasdaq SmallCap Market for the shares was $1.61 per share. Stockholders are urged to obtain a current market quotation for the shares.

     To date, EuroWeb has never paid a dividend on the shares.

     13. Information Concerning Everest Acquisition, Pansource and KPN

      Everest Acquisition was organized in February 2002 under the laws of the State of Delaware for the purpose of making the Offer and engaging in a business combination with EuroWeb. Everest Acquisition is a wholly owned subsidiary of Pansource. Everest Acquisition has not engaged, and is not expected to engage, in any business other than in connection with its organization, the Offer and any merger. Its principal executive offices and telephone number are the same as those of Pansource.

     Pansource is a private company with limited liability incorporated under the laws of the Netherlands on May 4, 1998. It is an indirect wholly owned subsidiary of KPN, and a holding company for its subsidiaries, PanTel, in which it has a 75.2% interest and Telekomunikacja Korporacyjna Spo(3)ka z ograniczon(1) odpowiedzialnooeci(1), ("TK"), a company incorporated under the laws of Poland, in which it has a 100% interest. TK in turn had held a 53.66% interest in PAGI, which it sold on October 31, 2001. Pansource's principal executive offices are located at Maanplein 5, 2516 CK The Hague, The Netherlands and its telephone number is +31-70-343-4595.

     Neither Everest Acquisition nor Pansource is subject to the informational filing requirements of the Exchange Act and, consequently, neither is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.

     KPN was incorporated under the laws of the Netherlands on January 1, 1989. KPN has its corporate seat in The Hague, The Netherlands. KPN's executive offices are located at Maanplein 5, 2516 CK, The Hague, The Netherlands and its telephone number is +31-70-446-0986.

      KPN is the leading telecommunications company in the Netherlands, offering a wide range of telecommunications services in the Netherlands and other countries in Europe for business and residential customers. KPN has maintained its position as the market leader in the major segments of the Dutch telecommunications market, notwithstanding the early and rapid development of full competition for telecommunications in its home market.

      KPN provides local, long-distance, mobile and international telecommunications, data, and Internet services in the Netherlands. Through its subsidiaries, KPN also offers various telecommunications services in other European countries, primarily in Germany and Belgium. Since the spring of 2001, KPN has reformulated its strategy to focus on its core markets of the Netherlands, Germany and Belgium and currently has three core business segments, namely, Fixed-network Services, Mobile Communications and IP/data.

     KPN is subject to the informational filing requirements of the Exchange Act and files periodic reports with the SEC. These reports can be obtained in person or by mail from the SEC's public reference facilities in the manner set forth with respect to information concerning EuroWeb in Section 10.

     The name, business address and telephone number, citizenship, present principal occupation and material positions held during the past five years of each of the directors and executive officers of KPN, Pansource and Everest Acquisition are set forth in Schedule I to this Offer to Purchase. Except as set forth in Section 1, none of Everest Acquisition, Pansource or KPN, nor, to their knowledge, any of the persons listed in Schedule I nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares or has engaged in any transactions in shares in the past 60 days.

     Except as otherwise stated in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Everest Acquisition, Pansource or KPN, or, to their knowledge, any of the persons listed in Schedule I, on the one hand, and EuroWeb or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, nor to the knowledge of Everest Acquisition, Pansource and KPN have there been any negotiations or material contacts between subsidiaries, executive officers and directors. None of Everest Acquisition, Pansource or KPN, nor, to their knowledge, any of the persons listed in Schedule I, has since the date hereof had any transaction with EuroWeb or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

     14. Merger; Appraisal Rights; Rule 13e-3

      Merger. If following the Offer Everest Acquisition owns more than 90% of the outstanding shares, Everest Acquisition intends to consummate a "short-form" merger with EuroWeb pursuant to Section 253 of the Delaware General Corporation Law ("DGCL"). Section 253 of the DGCL provides that if one corporation owns at least 90% of the outstanding shares of another corporation, the parent corporation may merge the other corporation into itself (or may merge into the other corporation) by executing, acknowledging and filing, in accordance with
Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of the parent corporation's board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid by the parent corporation upon surrender of shares) and the date of its adoption. Under Section 253 of the DGCL, such a merger of EuroWeb with Everest Acquisition would not require the approval or any other action on the part of the board of directors or the stockholders of EuroWeb. Therefore, if at least 90% of the outstanding shares are acquired pursuant to the Offer or otherwise, Everest Acquisition will be able to, and intends to, effect a merger without EuroWeb board action or a meeting of holders of shares. In the merger, all shares of EuroWeb that were not purchased in the Offer (other than shares held by EuroWeb in treasury, or, shares that are held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) would be converted into the right to receive an amount in cash per EuroWeb share equal to the highest price per share paid pursuant to the Offer, and EuroWeb stockholders would have appraisal rights. However, stockholders who sell their shares in the Offer will, if the Offer is completed, receive cash for their shares sooner than stockholders who wait for the merger. It is our current expectation that Everest Acquisition would be the surviving entity in any merger.

      This Offer does not constitute a solicitation of proxies or consents. Any such solicitation that the KPN Entities might make will be made pursuant to separate proxy or consent solicitation materials complying with the requirements of section 14(a) of the Exchange Act.

      Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if a merger is consummated, each stockholder who properly demands an appraisal of its shares under Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid from the date of the merger. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the shares, including, among other things, asset values and earning capacity. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties, as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

      If any stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the shares of such stockholder will be converted into the cash consideration offered in the merger. A stockholder may withdraw his demand for appraisal by delivery to Everest Acquisition of a written withdrawal of his demand for appraisal and acceptance of the merger.

      The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Schedule II to this Offer to Purchase.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

      Rule 13e-3. Because Everest Acquisition, KPN, KPN Telecom and Pansource are affiliates of EuroWeb, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain information relating to the fairness of the Offer and the merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the merger. The KPN Entities have provided such information in this Offer to Purchase.

     15. Source and Amount of Funds

     Everest Acquisition estimates that the total amount of funds required to purchase all of the outstanding shares pursuant to the Offer and pay related fees and expenses will be approximately $12.7 million. Everest Acquisition plans to obtain all funds needed for the Offer from Telki, a subsidiary of KPN Telecom, pursuant to a $13 million credit facility agreement (the "Loan"). The Loan will be a direct, unsubordinated and unsecured obligation of Everest Acquisition and will rank pari passu and equally with all other unsubordinated and unsecured obligations of Everest Acquisition. The interest rate per annum will be the LIBOR rate at the date of draw down plus 2.5%, calculated on the basis of a 360 day year and the actual number of days elapsed. The Loan will have to be repaid in full (including any accumulated interest thereon) on August 1, 2002. Everest Acquisition currently intends, if the Offer is consummated and a merger occurs between EuroWeb and Everest Acquisition, to repay the Loan from EuroWeb's cash and/or marketable securities on hand.

     16. Dividends and Distributions

     If, on or after February 20, 2002, EuroWeb (1) splits, combines or otherwise changes the shares or its capitalization, (2) acquires shares or otherwise causes a reduction in the number of shares, (3) issues or sells additional shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) discloses that it has taken such action, then, without prejudice to Everest Acquisition's rights described in Section 17, Everest Acquisition, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

     If, on or after February 20, 2002, EuroWeb declares or pays any cash dividend on the shares or other distribution on the shares, or issues with respect to the shares any additional shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the shares purchased pursuant to the Offer to Everest Acquisition or its nominee or transferee on EuroWeb's stock transfer records, then, subject to the provisions described in Section 17, (1) the Offer Price may, in the sole discretion of Everest Acquisition, be reduced by the amount of any such cash dividends or cash distributions and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Everest Acquisition and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Everest Acquisition, accompanied by appropriate documentation of transfer, or
(b) at the direction of Everest Acquisition, be exercised for the benefit of Everest Acquisition, in which case the proceeds of such exercise will promptly be remitted to Everest Acquisition Pending such remittance and subject to applicable law, Everest Acquisition will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Everest Acquisition in its sole discretion.

     17. Conditions to the Offer

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Everest Acquisition's rights to extend or amend the Offer at any time, in its sole discretion, Everest Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Everest Acquisition's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered shares, and may terminate or amend the Offer, if, in the sole judgment of Everest Acquisition, (i) at the Expiration Date, the Minimum Condition has not been satisfied or (ii) at any time on or after February 20, 2002 and at or before the time of payment for any such shares (whether or not any shares have theretofore been accepted for payment or paid pursuant to the Offer), any of the following events shall occur or shall be determined by Everest Acquisition, in its sole discretion, to have occurred:

     (a) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order or injunction threatened, sought, entered, proposed, enacted, enforced, promulgated, amended, issued or deemed or become applicable pursuant to which any statutory, charter or contractual provision would prohibit, restrict or delay (1) the Offer or (2) a merger between Everest Acquisition and EuroWeb after consummation of the Offer upon compliance with the procedural requirements of Section 251 or 253, as the case may be, of the DGCL;

     (b) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, prospects, licenses, franchises, permits, permit applications, results of operations or other elements of the business of EuroWeb or any of its subsidiaries that, in the sole judgment of Everest Acquisition, is or may be materially adverse, or Everest Acquisition shall have become aware of any fact that, in the sole judgment of Everest Acquisition, has or may have material adverse significance with respect to either the value or liquidity of EuroWeb or any of its subsidiaries or the value of the shares to Everest Acquisition (a "Material Adverse Effect");

     (c) there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the shares by Everest Acquisition, Pansource, KPN or any other affiliate of KPN or the consummation by Everest Acquisition, Pansource, KPN or any other affiliate of KPN of a merger or other business combination with EuroWeb, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (2) seeking to prohibit the acquisition, ownership or operation by Everest Acquisition, Pansource, KPN or any other affiliate of KPN of all or any portion of their or EuroWeb's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Everest Acquisition, Pansource, KPN or any other affiliate of KPN to dispose of or hold separately all or any portion of their or EuroWeb's business or assets (including the business or assets of their respective affiliates and subsidiaries) or seeking to impose any limitation on the ability of Everest Acquisition, Pansource, KPN or any other affiliate of KPN to conduct their respective businesses or own such assets (including the business or assets of their respective affiliates and subsidiaries), (3) seeking to impose or confirm limitations on the ability of Everest Acquisition, Pansource, KPN or any other affiliate of KPN effectively to exercise full rights of ownership of the shares, including, without limitation, the right to vote any shares acquired by any such person on all matters properly presented to EuroWeb's stockholders, (4) seeking to require divestiture by Everest Acquisition, Pansource, KPN or any other affiliate of KPN of any shares, (5) seeking any material diminution in the benefits expected to be derived by Everest Acquisition, Pansource, KPN or any other affiliate of KPN as a result of the transactions contemplated by the Offer or any other business combination with EuroWeb, (6) that otherwise, in the sole judgment of Everest Acquisition, might materially adversely affect Everest Acquisition, Pansource, KPN or any other affiliate of KPN or the value of the shares, (7) in the sole judgment of Everest Acquisition, having a Material Adverse Effect, or (8) seeking to impose any condition to the Offer unacceptable to Everest Acquisition, Pansource or KPN;

     (d) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order or injunction sought, entered, proposed, enacted, enforced, promulgated, amended, issued or deemed or become applicable or asserted to be applicable (1) to Everest Acquisition, Pansource, KPN or any other affiliate of KPN or (2) to the Offer, the transactions contemplated by the Offer or any other merger or business combination by Everest Acquisition, Pansource, KPN or any other affiliate of KPN with EuroWeb, that, in the sole judgment of Everest Acquisition, might directly or indirectly result in any of the consequences referred to in clauses (1) through (8) of paragraph
          (c) above, including any determination or assertion that a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is required;

     (e) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Hungary, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of Everest Acquisition, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Hungary, (5) a material change in United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States, Hungary or other jurisdictions in which EuroWeb does business that could, in the sole judgment of Everest Acquisition, have a Material Adverse Effect, (7) any act of terrorism after the date of this Offer to Purchase, that results in a disruption or adverse change in international financial or credit markets or that is followed by a decline of 5% or more in the day, or in the week, after the act of terrorism in any of the Dow Jones Industrial Average, the Standard & Poor's Index or the Nasdaq Stock Market Composite Index, or (8) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

     (f) EuroWeb or any of its subsidiaries, joint ventures or partnerships or other affiliates, directors or officers shall have (1) altered or proposed to alter any material term of any outstanding security, (2) purchased or otherwise acquired or proposed to purchase or otherwise acquire or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any outstanding shares or other securities or other equity interests, (3) issued, distributed, pledged or sold, or authorized or proposed the issuance, distribution, pledge or sale of, additional shares, other than shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof) of employee stock options or warrants outstanding on December 31, 2001, shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any cash dividend or other distribution on any shares of capital stock of EuroWeb, (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license,
          (6) incurred, agreed to incur or announced its intention to incur any debt otherwise than in the ordinary course of business consistent with past practice, (7) authorized, recommended, proposed, publicly announced its intent to enter or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of EuroWeb or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in Everest Acquisition's sole opinion, could adversely affect either the value of EuroWeb or any of its subsidiaries, joint ventures or partnerships or the value of the shares to Everest Acquisition, (9) entered into any new employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer, (10) interpreted the terms and conditions of outstanding options and warrants relating to EuroWeb in a manner not satisfactory to Everest Acquisition, (11) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of EuroWeb or any of its subsidiaries, or Everest Acquisition shall have become aware of any such action that was not previously disclosed in publicly available filings, (12) taken any action to enter, amend, terminate or extend the term of any labor or collective bargaining agreement or (13) amended or authorized or proposed or recommended any amendment to their respective certificates of incorporation or bylaws or similar organizational documents, or Everest Acquisition shall become aware that EuroWeb or any of its subsidiaries shall have proposed, adopted or recommended any such amendment that shall not have been previously disclosed;

     (g) a tender or exchange offer for any shares shall be made or publicly proposed to be made by any other person (including EuroWeb or any of its subsidiaries or affiliates) or it shall be publicly disclosed or Everest Acquisition shall otherwise have learned that (1) any person, entity (including EuroWeb or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of EuroWeb (including the shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of EuroWeb (including the shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the SEC before the date of this Offer to Purchase, (2) any such person, entity or group that, before the date of this Offer to Purchase, had filed such a Schedule with the SEC has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of EuroWeb (including the shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of EuroWeb (including the shares), (3) any person, entity or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving EuroWeb or any of its affiliates or subsidiaries, (4) any new group was, or is, formed that beneficially owns more than 5% of the outstanding shares, or (5) any person shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or make a public announcement reflecting an intent to acquire EuroWeb or any assets or securities of EuroWeb;

     (h) EuroWeb and Everest Acquisition shall have reached an agreement or understanding that the Offer be terminated or amended, or Everest Acquisition, Pansource, KPN or any of their respective affiliates shall have entered into a definitive agreement or an agreement in principle to acquire EuroWeb by a merger or other business combination or the purchase of stock or assets of EuroWeb; or

     (i) any approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party that is necessary to consummate the Offer or any subsequent merger (or to operate the business of EuroWeb thereafter) shall not have been obtained on terms satisfactory to Everest Acquisition, in its sole discretion, which, in the sole judgment of Everest Acquisition in any such case, and regardless of the circumstances (including any action or inaction by Everest Acquisition or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment or any subsequent merger.

     The foregoing conditions are for the sole benefit of Everest Acquisition and may be asserted by Everest Acquisition, in its sole discretion, regardless of the circumstances (including any action or omission by Everest Acquisition) giving rise to any such conditions or may be waived by Everest Acquisition, in its sole discretion, in whole or in part, at any time and from time to time. The failure by Everest Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Everest Acquisition concerning any condition or event described in this section shall be final and binding upon all parties. Everest Acquisition will not, however, waive the Minimum Condition if the effect of such waiver would permit Everest Acquisition to purchase less than a majority of the outstanding shares that KPN does not already own.

     A public announcement will be made of a material change to, or waiver of, such condition, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All conditions must be satisfied or waived prior to the commencement of any subsequent offering period.

     18. Legal Matters

     General. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by EuroWeb with the SEC and other publicly available information regarding EuroWeb, Everest Acquisition is not aware of any licenses or regulatory permits that would be material to the business of EuroWeb and its subsidiaries, taken as a whole, and that might be adversely affected by Everest Acquisition's acquisition of shares (and the indirect acquisition of the stock of EuroWeb's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of shares (or the indirect acquisition of the stock of EuroWeb's subsidiaries) by Everest Acquisition pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is currently intended that such approval or action be sought or taken. There can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to EuroWeb's business, or that certain parts of EuroWeb's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Everest Acquisition's obligation to purchase and pay for shares is subject to certain conditions that may be applicable under such circumstances. See Section 17.

      Federal Reserve Board Regulations. Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the shares) if such credit is secured directly or indirectly by margin stock. Everest Acquisition will ensure that the financing of the acquisition of the shares will be in compliance with the Margin Regulations.

      State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

      Section 203 of the DGCL ("Section 203"), in general, prohibits a Delaware corporation such as EuroWeb from engaging in a "business combination" (defined to include a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. EuroWeb's board of directors approved in advance KPN's acquisition of shares in EuroWeb, and Everest Acquisition believes that as a result of such approval Section 203 is inapplicable to the Offer and any subsequent merger.

      Everest Acquisition does not believe that any other state takeover laws purport to apply to the Offer or any subsequent merger. None of KPN, Pansource or Everest Acquisition has currently complied with any state takeover statute or regulation. Everest Acquisition reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or any subsequent merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or any subsequent merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or any subsequent merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the merger, Everest Acquisition might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Everest Acquisition might be unable to accept for payment or pay for shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the merger. In such case, Everest Acquisition may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

     Other Foreign Approvals. EuroWeb has interests in Internet access providers in the Eastern European market, including subsidiaries and operations in Hungary, the Czech Republic, Slovakia and Romania. In connection with the acquisition of shares pursuant to the Offer or any subsequent merger, the laws of these jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in these jurisdictions. Any such governmental authority might attempt to impose additional conditions on EuroWeb's operations conducted within its jurisdiction as a result of the acquisition of the shares pursuant to the Offer or any subsequent merger. There can be no assurance that Everest Acquisition will be able to cause EuroWeb or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for EuroWeb or any subsidiary after purchase of the shares pursuant to the Offer. If any governmental entity takes any such action prior to the completion of the Offer, Everest Acquisition will not be obligated to accept for payment or pay for any shares tendered pursuant to the Offer. See Section 17.

     19. Fees and Expenses

     D.F. King & Co., Inc. has been retained by Everest Acquisition as Information Agent in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Everest Acquisition has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the U.S. Federal securities laws.

     In addition, Mellon Investor Services LLC has been retained by Everest Acquisition as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

     Everest Acquisition Corp. will not reimburse any costs that EuroWeb may incur in connection with this Offer.

     The following table presents the estimated fees and expenses to be incurred by Everest Acquisition and Pansource and KPN in connection with the Offer:

         Legal fees and expenses                        $425,000
         Printing and mailing costs                       35,000
         Filing fees                                       1,900
         Depositary fees                                  30,000
         Information Agent                                20,000
         Miscellaneous                                   150,000
                                                         -------
                Total                                   $661,900

     Except as set forth above, Everest Acquisition will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Everest Acquisition for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. Everest Acquisition Corp. has not made any provisions in connection with the Offer for EuroWeb's stockholders to access its files or provide counsel or legal advice at its expense.

     20. Miscellaneous

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Everest Acquisition may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of shares in such jurisdiction.

      None of Everest Acquisition, Pansource or KPN is aware of any jurisdiction in which the making of the Offer or the acceptance of shares in connection therewith would not be in compliance with the laws of such jurisdiction.

      Everest Acquisition, Pansource and KPN have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13E-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 10.

      No person has been authorized to give any information or make any representation on behalf of Everest Acquisition, KPN Telecom, Pansource or KPN not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


                                                      EVEREST ACQUISITION CORP.

February 20, 2002

                                                                      SCHEDULE I


                    INFORMATION CONCERNING THE DIRECTORS AND
     EXECUTIVE OFFICERS OF KONINKLIJKE KPN N.V., KPN TELECOM B.V., PANSOURCE
                       B.V. AND EVEREST ACQUISITION CORP.

      The following persons are the executive officers and directors of Koninklijke KPN N.V., KPN Telecom B.V., Pansource B.V. and Everest Acquisition Corp. as of the date of this Offer to Purchase. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, U.S. Federal or state securities laws or a finding of any violation of U.S. Federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Koninklijke KPN N.V., KPN Telecom B.V., Pansource B.V. and Everest Acquisition Corp.

                              KONINKLIJKE KPN N.V.

      Each person identified below is a Dutch citizen, with the exception of Mr. Eustace, who is a citizen of the United Kingdom. Unless otherwise noted, each person identified below has his or her principal business address at Maanplein 5, Telecomplein, 2516 CK The Hague, the Netherlands.

                                                              Present Principal Occupation or Employment and
Name                                    Office              Material Positions Held During the Past Five Years
----                                    ------              --------------------------------------------------


A.H.J. Risseeuw..................     Chairman of     Present occupation: Retired from Getronics in May 1999.
                                      Supervisory
                                         Board
Address:
Dijsselhofplantsoen 10,                               Positions  in past five years:  President  and Chief  Executive
1077 BL Amsterdam, the                                Officer of Getronics N.V. (March 1985-May 1999);  Member of the
Netherlands                                           Supervisory Board of KPN (May 2001-September  2001) Chairman of
                                                      Supervisory Board of KPN  (September 2001-present); Member of
                                                      Supervisory Board of Heineken N.V. (April 2000-present); Chairman of Supervisory Board of Groeneveld B.V. (May 2000-present);
                                                      Chairman of Supervisory  Board of Samas-Groep N.V. (September
                                                      1998-present); Member of Supervisory Boards of TNO (July
                                                      1996-present) and of Blokker Holding B.V. (June 1999-present);
                                                      Chairman of Supervisory Boards of Intergamma B.V. (May
                                                      1998-present) and of AOT N.V. (May 1999-present).

                                                              Present Principal Occupation or Employment and
Name                                    Office              Material Positions Held During the Past Five Years
----                                    ------              --------------------------------------------------

D.G. Eustace.....................      Member of      Present  occupation:  Retired from Philips  Electronics N.V. in
                                      Supervisory     April 1999.
                                         Board
Address:
15, Adam Street, London
WC2 N6LA, U.K.                                        Positions in pastfive years: Member of Supervisory Board of
                                                      KPN (April 2000-present);  Deputy Chairman of Philips
                                                      Electronics N.V. (April 997-April 1999); Deputy Chairman of
                                                      Supervisory Board of Smith  & Nephew Plc. (February
                                                      1999-January 2000); Chairman of Supervisory Board of Smith &
                                                      Nephew Plc. (January  2000-present); Chairman of Supervisory
                                                      Board of Sando plc (September 1999-present); member of
                                                      Supervisory Board of AEGON N.V. (May 1997-present), of KLM
                                                      N.V. (August 1999-present), of Hagemeyer N.V.(April
                                                      1999-present) and of Sonae.com (November 1999-present).

V. Halberstadt...................      Member of      Present occupation: Professor of Public Finance at University
                                     Supervisory      of Leiden (September 1974-present).
                                        Board
Address:
Rapenburg 70,
2311 EZ, Leiden, the Netherlands                      Positions in past five years: Member of Supervisory Board of
                                                      KPN  (May 1995-present); Crown member of Social Economic
                                                      Council (1972-present); member of Investment Committee of ABP
                                                      (September 1995-present); Member of Supervisory Board of
                                                      DaimlerChrysler AG (September 1996-present); International
                                                      Advisor to The Goldman Sachs Group, Inc. (February
                                                      1991-present); non-executive director of PA Holding Ltd. (July
                                                      2000-present); member of Supervisory Boards of TPG N.V. (June
                                                      1998-present) and Concertgebouw N.V. (May 1996-present).

C.H. van der Hoeven..............      Member of      Present occupation: Chairman of Board of Directors of Royal
                                      Supervisory     Ahold N.V. (March 1993-present).
                                        Board

Address:
Albert Heijnweg 1, 1507
EH, Zaandam,                                          Positions in past five years:  Member of Supervisory Board of
the Netherlands                                       KPN (July 1998-present);  member of Supervisory  Boards of ABN
                                                      AMRO Bank N.V. (May  1997-present) and of Societe LVMH Moet
                                                      Hennessy Louis Vuitton S.A.(April 1999-present).

K. Hubee.........................      Member of      Present  occupation:  Retired from Philips  Electronics N.V. in
                                      Supervisory     April 1992.
                                        Board
Address:
Loonse Baan 6
5268 KT Helvoirt,                                     Positions in past five years: Chairman of Supervisory Board of
the Netherlands                                       KPN (June 1998-September  2001); Member of Supervisory Board of
                                                      KPN (September 2001-present); Chairman of Supervisory Boards of
                                                      Brabantia B.V. (September 1993-present) and Simac Techniek N.V. (May
                                                      1998-present); member of Supervisory Board of Essent N.V. (December
                                                      1992-present).

                                                              Present Principal Occupation or Employment and
Name                                    Office              Material Positions Held During the Past Five Years
----                                    ------              --------------------------------------------------

M.E. van Lier Lels...............      Member of      Present  occupation:  Chief Operative Officer of Schiphol Group
                                      Supervisory     N.V. (September 2000-present).
                                        Board
Address:
P.O. Box 7501
1118 ZG Schiphol,
the Netherlands                                       Positions in past five years: Chairman of Supervisory Board of KPN (May 2000-present); member of Supervisory Board of
                                                      Delft University of Technology (May 1997-present); member of
                                                      General Management Board of De Baak VNO NCW (July
                                                      1998-present); member of Advisory Boards of Rabobank
                                                      Nederland (June 2000-present) and FNV Bondgenoten (May
                                                      2000-present); member of Board of Start Foundation (August
                                                      2000-present) and Chairman of Board of Koning Willem I
                                                      Foundation (October 2000-present); member of Board of
                                                      Deutsche Post Euro Express (July 1999-September 2000); Chief
                                                      Executive Officer of Van Gend & Loos, Nedlloyd (December
                                                      1995-July 1999).

A.J. Scheepbouwer................        Chief        Present Occupation: Chief Executive Officer of KPN (November
                                        Executive     2001-present).
                                        Officer
                                                      Positions in past five years: Chief Executive Officer of TPG
                                                      N.V. (June 1998-September 2001); member of Supervisory Board of KPN (June 1998-September 2001); Management Board Member
                                                      of KPN (January 1992-June 1998); member of General
                                                      Management Board of De Baak VNO NCW (December 1994-present).

J.M. Henderson...................        Chief        Present Occupation:  Chief Financial Officer of KPN (November
                                        Financial     1999-present).
                                        Officer
                                                      Positions in past five years: Chief Financial Officer of
                                                      Schmalbach Lubeca A.G., Germany (March 1996-November 1999);
                                                      Member of Supervisory Board of KPN Mobile (March
                                                      2000-present); Chairman of Supervisory Board of E-Plus
                                                      Mobilfunk Gmbh & Co. KG (March 2000-present).

M. Pieters.......................      Member of      Present  Occupation: Member of Management Board of KPN (April
                                      Management      2000-present);
                                        Board
                                                      Positions in past five years: Vice President International
                                                      Participations of KPN (January 1998-April 2000); Supervisory
                                                      Board Member of Xantic B.V. (March 2001-present); Board
                                                      Member of Euroweb International Corp. (February
                                                      2000-present); Vice President International Operations of
                                                      KPN (February 1995-January 1998).

                                                              Present Principal Occupation or Employment and
Name                                    Office              Material Positions Held During the Past Five Years
----                                    ------              --------------------------------------------------

L. Roobol........................      Member of      Present Occupation: Member of Management Board of KPN (April
                                      Management      2000-present).
                                        Board
                                                      Positions in past five years: Director of fixed telephony
                                                      for KPN N.V. (January 1999-April 2000); Director of
                                                      Rotterdam telecom district for KPN Telecom B.V. (March
                                                      1997-December 1998).

P. Smits.........................      Member of      Present Occupation: Member of Management Board of KPN
                                      Management      (November 2001-present) and Chief Executive Officer of KPN
                                         Board        Mobile N.V. (November 2001-present).

                                                      Position in past five years: Chief Executive Officer of KPN
                                                      (March 2000-November 2001); Chief Executive Officer of
                                                      Unisource N.V. (November 1996-November 1998); Chief
                                                      Operating Officer of KPN (November 1998-March 2002); member of Supervisory Board of Stadion Feijenoord (December
                                                      1994-December 2001); Board Member of Stadion Feijenoord
                                                      (January 2002-present); Supervisory Board Member of Travel
                                                      Unie International (October 1997-present).

                                KPN TELECOM B.V.

                                                              Present Principal Occupation or Employment and
Name                                    Office              Material Positions Held During the Past Five Years
----                                    ------              --------------------------------------------------

Koninklijke KPN N.V.*............      Director                                    N.A.

-----------
* The sole director of KPN Telecom B.V. is KPN. The directors of KPN are set forth above.

                                 PANSOURCE B.V.

     Unless otherwise noted, each person identified below is a Dutch citizen and has his or her principal business address at Maanplein 5, Telecomplein, 2516 CK The Hague, the Netherlands.


                                                              Present Principal Occupation or Employment and
Name                                    Office              Material Positions Held During the Past Five Years
----                                    ------              --------------------------------------------------


B. van Loosdrecht................     Member of     Present  Occupation: Senior Project Manager of KPN (January
                                      Management    2001-present).
                                        Board
                                                    Positions in past five years: Chairman of Board of Directors of Pantel RT (December 2001-present); Board Member of
                                                    Ukrainian Mobile Communications (April 1999-present);
                                                    Director of Pansource B.V. (February 2002-present); Vice
                                                    President Hungary and Ukraine of KPN (May 1999-January
                                                    2001); Finance Manager KPN International (June 1997-May
                                                    1999); Senior Advisor Business Analyst of KPN (October
                                                    1995-June 1997); Finance Manager of Chemicals (March
                                                    1993-October 1995); Member and Chairman of Board of
                                                    Directors of Pannon GSM (April 1999-February 2002); Chief
                                                    Executive Officer of Pansource Kft (April 1999-February
                                                    2002); Chief Executive Officer of Mediatel Kft (February
                                                    2000-February 2002).

E. de Jong.......................     Member of     Present Occupation: Director Intenational Participations of KPN.
                                     Management
                                        Board

                                                    Positions in past five years: Board Director of Infonet
                                                    Services Corporation Inc. (June 1999-present); Board
                                                    Director of AUCS Communications Services (October
                                                    1999-present); Board Member of WorldPartners Company
                                                    (November 1999-present); Managing Director of Unisource USA
                                                    Inc. (December 1999-present); Managing Director of Unisource
                                                    WPV Inc. (December 1999-present); Managing Director of
                                                    Ireland Holding Company B.V. (March 2000-present); Managing
                                                    Director of KPN Satcom B.V. (July 2000-present); Board
                                                    Director of Comsource (March 2000-present); Board Director of Xantic B.V. (April 2001-present); Board Director of
                                                    People's Telephone Company Ltd. (October 2001-present).

                            EVEREST ACQUISITION CORP.

     Each person identified below is a Dutch citizen, with the exception of Mr. Gregory, who is a citizen of the United Kingdom.

                                                               Present Principal Occupation or Employment
Name                                   Office              Material Positions Held During the Past Five Years
----                                   ------              --------------------------------------------------

J.R. Stienstra...................  Director,        Present occupation:  Project Manager M&A of KPN Telecom B.V. (May
                                   Vice-Chairman    1999-Present).
                                   of the Board,
Address: Maanplein 5,              Vice-President,
Telecomplein, 2516 CK The Hague,   Treasurer,       Positions in past five years: Business Consultant of KPN Telecom
the Netherlands                    Assistant        B.V. (April 1998-May 1999); Project Manager Telematica of
                                   Secretary        KennisCentrum Telematicatoepassingen (April 1996-March 1998);
                                                    Trainer/Consultant of DE SPIL Bedrijfsopleidingen (November
                                                    1994-July 1996).

M. Gregory.......................  Director,        Present occupation: Business Analyst of PanTel Rt (October
                                   Vice-President,  1999-present).
                                   Secretary,
Address: Pantel, 113 Budapest,     Assistant
Bochsai ut 134                     Treasurer
-146, Hungary                                       Positions in past five years: International Business Controller of KPN (May 1999-October 1999).

R. Lyppens.......................  Director,        Present occupation: Chief Financial Officer of PanTel (March
                                   Chairman of      2001-present).
                                   the Board,
Address: Schenkaade 100, 2595      President,
AS, The Hague, the                 Chief
Netherlands                        Executive
                                   Officer          Positions in past five years: Manager Corporate
                                                    Finance of  Xantic (March 2000-present); Controller
                                                    of Xantic (June  1998-March 2000); Analyst of KPN
                                                    (October 1995-June 1998).

                                                                     SCHEDULE II

                  SECTION 262 OF THE GENERAL CORPORATION LAW OF
                              THE STATE OF DELAWARE

Section 262. Appraisal Rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d)  Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date that is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01, eff. 7-1-01.)

      Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of EuroWeb or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:


                        The Depositary for the Offer is:

                          Mellon Investor Services LLC

            By Mail:                           By Hand:                       By Overnight Delivery:

  Mellon Investor Services LLC       Mellon Investor Services LLC          Mellon Investor Services LLC
      Post Office Box 3301             120 Broadway, 13th Floor        85 Challenger Road- Mail Drop-Reorg
   South Hackensack, NJ 07606             New York, NY 10271                Ridgefield Park, NJ 07660
Attn: Reorganization Department    Attn: Reorganization Department       Attn: Reorganization Department

           By facsimile transmission (For Eligible Institutions Only):
                                 (201) 296-4293

                 Confirm receipt of facsimile by telephone only:
                                 (201) 296-4860

       Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at Everest Acquisition's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll-Free: (800) 659-5550